Exhibit 2.1

OSI SYSTEMS, INC.

SMITHS DETECTION, LLC

SMITHS DETECTION UNITED KINGDOM LIMITED

SMITHS DETECTION (AUSTRALIA) PTY LTD

FOR THE PURPOSES OF SECTION 11.07 ONLY,

SMITHS DETECTION GROUP LIMITED

AND

OSI (HOLDINGS) COMPANY LIMITED

EQUITY PURCHASE AGREEMENT

Dated as of May 31, 2017

ARTICLE I	Definitions And Interpretation	2

1.01	Definitions	2

1.02	Interpretation	16

ARTICLE II	PURCHASE AND SALE OF THE EQUITY INTERESTS; CLOSING	18

2.01	Purchase and Sale of the Equity Interests	18

2.02	Closing	19

2.03	Transactions to be Effected at the Closing	19

2.04	Purchase Price Adjustment	20

2.05	Purchase Price Allocation	23

ARTICLE III	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND THE EQUITY INTERESTS	23

3.01	Organization and Standing of the Sellers	24

3.02	Authority; Execution and Delivery; Enforceability	24

3.03	No Conflicts; Consents	24

3.04	Ownership of the Equity Interests	25

3.05	No Proceedings	25

3.06	Brokers or Finders	25

3.07	Operation of Business	25

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES	26

4.01	Organization and Standing of the Target Companies	26

4.02	No Conflicts; Consents	27

4.03	No Proceedings	27

4.04	Capitalization	28

4.05	No Subsidiaries	28

4.06	Combined Pro-Forma Financial Statements	28

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4.07	No Undisclosed Liabilities	29

4.08	Absence of Changes	29

4.09	Real Property	31

4.10	Intellectual Property; Information Technology	32

4.11	Contracts	35

4.12	Government Contracts	37

4.13	International Trade	39

4.14	Compliance with Applicable Law; Permits	41

4.15	Taxes	41

4.16	Employee and Labor Matters	42

4.17	Benefit Plans	44

4.18	Environmental, Health and Safety Matters	45

4.19	Products; Warranties; Certifications; Product Development	46

4.20	Material Customers and Suppliers	47

4.21	Affiliate Transactions	47

4.22	Insurance	48

4.23	Sellers’ Group Contracts	48

4.24	SAFETY Act	48

4.25	Sufficiency of Assets	48

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	49

5.01	Organization and Standing	49

5.02	Authority; Execution and Delivery; and Enforceability	49

5.03	No Conflicts; Consents	49

5.04	No Proceedings	50

5.05	Investment Representations	50

5.06	Financing	50

5.07	Brokers or Finders	50

5.08	Disclaimer of Other Representations and Warranties	50

ARTICLE VI	COVENANTS	51

6.01	Access to Information	51

6.02	Confidentiality; Preservation of Books and Records	52

6.03	Regulatory Authorizations and Consents; Efforts	53

6.04	Employee Matters	55

6.05	Publicity	59

6.06	Former Directors, Managers and Officers	59

6.07	Affiliate Contracts and Settlement of Intra-Group Balances	60

6.08	Credit and Performance Support Obligations	60

6.09	Ancillary Agreements	61

6.10	Privileged Matters	61

6.11	Use of Name; Certain Intellectual Property Rights	62

6.12	Sellers’ Restructuring Transactions	62

6.13	Non-Solicitation	63

6.14	Contact with Customers, Distributors and Suppliers	63

6.15	SAFETY Act Matters	63

6.16	Insurance Matters	64

6.17	Government Contracts Matters	64

6.18	Export Authorizations and Applications of Authorization	65

6.19	Exclusivity	65

6.20	Notice of Certain Events	66

6.21	No Challenges	67

6.22	Consents	67

6.23	Financial Statements	67

6.24	Further Assurances	67

ARTICLE VII	TAX MATTERS	68

7.01	Tax Indemnity	68

7.02	Tax Returns	69

7.03	Allocation of Straddle Periods	70

7.04	Cooperation	70

7.05	Tax Contests	71

7.06	Transfer Taxes	72

7.07	Limitations on Indemnification of Certain Tax Matters	72

7.08	Miscellaneous	73

ARTICLE VIII	CONDITIONS PRECEDENT	74

8.01	Conditions to the Purchasers’ and the Sellers’ Obligations	74

8.02	Conditions to Obligation of the Purchasers	74

8.03	Conditions to Obligation of the Sellers	75

ARTICLE IX	TERMINATION	76

9.01	Termination	76

9.02	Effect of Termination	77

ARTICLE X	INDEMNIFICATION	78

10.01	Survival	78

10.02	Indemnification	78

10.03	Limitations on Indemnification	79

10.04	Calculation of Losses	80

10.05	Third Party Claims; Notice of Direct Claims	81

10.06	Exclusivity of Remedies	83

10.07	Double Recovery	83

10.08	Tax Matters	83

10.09	No Right of Subrogation	83

10.10	Miscellaneous	83

ARTICLE XI	MISCELLANEOUS PROVISIONS	83

11.01	Amendments and Waivers	83

11.02	Assignment	84

11.03	No Third-Party Beneficiaries	84

11.04	Expenses	84

11.05	Notices	84

11.06	Counterpart Execution and Facsimile Delivery	85

11.07	Seller Parent Guarantee	85

11.08	US Purchaser	86

11.09	Entire Agreement	86

11.10	Severability	86

11.11	Governing Law	86

11.12	Consent to Jurisdiction	87

11.13	Waiver of Jury Trial	87

11.14	Specific Performance	87

ANNEX 1.01(a) Morpho ETD Devices

ANNEX 1.01(b) Sellers’ Knowledge

ANNEX 1.01(c) Purchaser’s Knowledge

ANNEX 2.04 Working Capital Statement

ANNEX 2.05 Initial Global Purchase Price Allocation

ANNEX 6.03(a) Required Notifications

ANNEX 6.09(a) Form of Transition Services Agreement

ANNEX 6.09(b) Form of IP License Agreement

v

ANNEX 6.09(c) Form of Subcontract Pending Novation Agreement

ANNEX 6.12(b) Restructuring Documents

ANNEX 8.02(d) Form of FIRPTA Certificate

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this Agreement), dated as of May 31, 2017, is entered into by and among Smiths Detection, LLC, a limited liability company formed under the laws of the State of Delaware (the US Seller), Smiths Detection United Kingdom Limited, a UK limited company (the UK Seller), Smiths Detection (Australia) Pty Ltd (the Australian Seller, and together with the US Seller and the UK Seller, the Sellers), for the purposes of Section 11.07 only, Smiths Detection Group Limited, a UK limited company (the Seller Parent), OSI Systems, Inc., a Corporation organized under the laws of Delaware (the US Purchaser), and OSI (Holdings) Company Limited, a UK limited company (the UK Purchaser, and together with the US Purchaser, the Purchasers, and individually, each a Purchaser). The US Seller, the UK Seller, the Australian Seller and the Purchasers, and for the purposes of Section 11.07 only, the Seller Parent, are referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, MD US Trace Holding, LLC, a limited liability company formed under the laws of the State of Delaware (the US Target Company), MD UK Trace Holding Limited, a UK limited company, organized under the laws of the United Kingdom, (the UK Target Company) and MD Australia Trace Holding Pty Ltd, a company, organized under the laws of Australia, (the Australian Target Company, and together with the US Target Company and the UK Target Company, the Target Companies) will, as of immediately prior to the Closing, hold the Business (as defined below).

WHEREAS, the Seller Parent owns, directly or indirectly, all of the outstanding equity interests of each of the Sellers.

WHEREAS, the US Seller owns all the outstanding equity interests of the US Target Company (the US Target Company Equity Interests).

WHEREAS, the UK Seller owns all the outstanding equity interests of the UK Target Company (the UK Target Company Equity Interests).

WHEREAS, the Australian Seller owns all the outstanding equity interests of the Australian Target Company (the Australian Target Company Equity Interests, and together with the US Target Company Equity Interests and the UK Target Company Equity Interests, the Equity Interests).

WHEREAS, the US Purchaser desires to purchase from the US Seller, and the US Seller desires to sell to the US Purchaser, all of the outstanding Equity Interests held by it, and the US Purchaser desires to cause the UK Purchaser to purchase from the UK Seller and the Australian Seller, and each of the UK Seller and the Australian Seller desires to sell to the UK Purchaser, all of the outstanding Equity Interests held it, in each case, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual terms, conditions and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.01                        Definitions

As used herein, the following terms have the following meanings:

Accounting Firm means Grant Thornton LLP or, if such firm is unable or unwilling to so act (to the extent required under the provisions of this Agreement), such other internationally recognized firm of independent public accountants as shall be agreed upon in writing by the Purchasers and the Sellers.

Accounting Principles means, the accounting methods and practices set forth on Section 2.04 of the Disclosure Schedule.

Acquired Assets means any “Acquired Assets,” as defined under the form of Restructuring Documents attached to this Agreement, interpreted as though each member of the Seller Group were a “Seller” thereunder.

Acquisition has the meaning set forth in Section 2.01(a).

Active Government Contract means each Government Contract with respect to which performance has not been completed, final payment has not been received, and/or any claims associated with any terms applicable to the release of final payment thereunder have been asserted, are ongoing, and are unresolved.

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act. As used in this Agreement, the term “Affiliate” (a) with respect to the Seller Parent and the Sellers, for all periods prior to the Closing, shall include each Target Company and (b) with respect to the Purchasers, for all periods after the Closing, shall include each Target Company.

Affiliate Contracts has the meaning set forth in Section 4.21.

Agreement has the meaning set forth in the Preamble.

Ancillary Agreements means the Transition Services Agreement and the IP License Agreement.

Antitrust Conditions has the meaning set forth in Section 8.01(a).

Antitrust Laws means any antitrust, competition or trade regulatory Applicable Law.

Applicable Law means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Authority.

Assumed Employee Benefit Plans has the meaning set forth in Section 6.04(b).

Assumed Liabilities means any “Assumed Liabilities,” as defined under the form of Restructuring Documents attached to this Agreement, interpreted as though each member of the Sellers’ Group were a “Seller” thereunder.

Australian Seller has the meaning set forth in the Preamble.

Australian Target Company has the meaning set forth in the Recitals.

Australian Target Company Equity Interests has the meaning set forth in the Recitals.

Balance Sheet Date means December 31, 2016.

Business means the global explosive trace detection business of Safran USA, Inc., Morpho USA, Inc. and each of their respective Affiliates as it existed immediately prior to the consummation of the Morpho Acquisition, including (i) the business of developing, manufacturing, selling, and providing explosives trace equipment and related aftermarket services, (ii) the Divestiture Assets and (iii) Morpho ETD Devices.

Business Day means a day, other than a Saturday or Sunday or other day on which commercial banks are authorized or required by Applicable Law to close in Los Angeles, California, in New York City, New York,  in London, England, or in Sydney, Australia.

Business Employee means (a) any employee of any Target Company and (b) any employee of any member of the Sellers’ Group who performs services on behalf of the Business, all of whom are set forth in Section 6.04(a)(i) of the Disclosure Schedule.

Cap has the meaning set forth in Section 10.03(a)(iii).

Certification means, with respect to any product or service, any certification, license, approval, evaluation, listing on a qualified product list or qualification for use.

Certifying Authority has the meaning set forth in Section 4.19(c).

Change of Control Payments means (a) all change of control, transaction bonus and other payments or compensation that are payable by a Seller or a Target Company to any officer, director, employee, consultant or independent contractor of any member of the Sellers’ Group or a Target Company or to any Business Employee as a result of or in connection with the Morpho Acquisition or the transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment occurring on the closing date of the Morpho Acquisition or on the Closing Date), including the amounts payable under the transaction success bonus letter, retention benefit letters and guarantees of employment identified on Section 4.11(a)(xi) of the Disclosure Schedule, but not including any other amounts that would have otherwise been payable upon termination of employment or in connection with any other event if the Morpho Acquisition had not occurred or the consummation of the Acquisition as contemplated hereunder does not occur; and (b) any portion of any employment and payroll Taxes related to any payments made under clause (a) above for which such Target Company has any Liability.

Closing has the meaning set forth in Section 2.02.

Closing Date has the meaning set forth in Section 2.02.

Closing Date Cash means the aggregate amount of cash and cash equivalents held by or on behalf of the Target Companies as of the Effective Closing Time.

Closing Date Indebtedness means Indebtedness of the Target Companies as of the Effective Closing Time; provided that Closing Date Indebtedness shall not include: (i) any item of Indebtedness which is repaid, capitalized, cancelled or otherwise extinguished prior to Closing, including any items of Indebtedness owed by any Target Company to any member of the Sellers’ Group pursuant to Section 6.07(b); or (ii) any Current Liability to the extent such liability is reflected in Closing Date Net Working Capital.

Closing Date Net Working Capital means Net Working Capital as of the Effective Closing Time.

Closing Date Seller Transaction Expenses means Seller Transaction Expenses as of the Effective Closing Time; provided that Closing Date Seller Transaction Expenses shall not include any Seller Transaction Expense which is paid by the Sellers prior to Closing and provided further that no Seller Transaction Expenses actually paid by the Sellers at the Closing, satisfactory evidence of which is provided by the Sellers to the Purchasers at the Closing, shall be included in the Closing Date Net Working Capital or Closing Date Indebtedness.

COBRA has the meaning set forth in Section 6.04(c)(i).

Combined Pro-Forma Financial Statements has the meaning set forth in Section 4.06.

Commitments means the commitments given by Smiths Group plc to the European Commission and attached to the clearance decision dated 18 January 2017 issued by the European Commission in Case M.8087 pursuant to Article 6(1)(b) in conjunction with Article 6(2) of Council Regulation (EC) No 139/2004.

Code means the United States Internal Revenue Code of 1986, as amended.

Confidentiality Agreement has the meaning set forth in Section 6.02.

Contract means any binding contract, agreement, instrument, lease, license or commitment.

Contracting Officer means a Person with the actual or apparent authority to enter into, administer or terminate a Government Contract and make related determinations and findings for a Governmental Authority with respect to a Government Contract.

Current Assets means those items identified as “Current Assets” on Annex 2.04.

Current Liabilities means those items identified as “Current Liabilities” on Annex 2.04.

Data Room means the RR Donnelley Beckett virtual data room as of 10:00 AM New York time, May 31, 2017, an index of which is attached as Annex A to the Disclosure Schedule.

D&O Indemnified Parties has the meaning set forth in Section 6.06(a).

D&O Release has the meaning set forth in Section 6.06(b).

De minimis has the meaning set forth in Section 10.03(a)(ii).

Deductible has the meaning set forth in Section 10.03(a)(i).

Deficiency means absence, failure to obtain, non-existence, non-availability, reduction, nullification, disallowance or claw-back for whatever reason.

Disclosure Schedule means that certain disclosure schedule delivered by the Sellers to the Purchasers concurrently herewith.

Divestiture Assets has the meaning set forth in the Orders.

DCAA has the meaning set forth in Section 4.12(b)(iii).

DFARS has the meaning set forth in Section 4.10(m).

DOJ means the United States Department of Justice.

DSS has the meaning set forth in Section 6.03(b).

Effective Closing Time has the meaning set forth in Section 2.02.

Employee Benefit Plan means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA), and all other material written compensation and benefit plans, Contracts, agreements, policies or arrangements (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Target Companies, the Sellers, or their respective Affiliates, on behalf of any of the Business Employees or their beneficiaries, or (ii) with respect to which any Seller or any Target Company could reasonably be expected to have any Liability on behalf of any such Business Employee or beneficiary.

Employee Personal Data means any information relating to an identified or identifiable individual that (a) the Purchasers obtained from any member of the Sellers’ Group or any of their respective Affiliates or Representatives, (b) is processed by the Purchasers on behalf of the

Sellers, (c) pertains to the Business Employees and (d) is created by the Purchasers based on the information described in the immediately preceding clauses (a), (b) and (c).

Encumbrance means any charge, security interest, pledge, condition, equitable interest, hypothecation, mortgage, lien (statutory or other), option, conditional sale or other title retention agreement, encumbrance, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental Applicable Law means any Applicable Law concerning (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Materials, (b) the protection of the environment (including natural resources, air and surface or subsurface land or waters), or (c) the protection of public or worker health and safety.

Environmental Assessments has the meaning set forth in Section 4.18(a).

Equity Interests has the meaning set forth in the Recitals.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

Estimated Closing Date Cash means the Sellers’ good faith estimate of Closing Date Cash, delivered pursuant to Section 2.01(c).

Estimated Closing Date Indebtedness means the Sellers’ good faith estimate of Closing Date Indebtedness, delivered pursuant to Section 2.01(c).

Estimated Closing Date Net Working Capital means the Sellers’ good faith estimate of Closing Date Net Working Capital, delivered pursuant to Section 2.01(c).

Estimated Closing Date Seller Transaction Expenses means the Sellers’ good faith estimate of Closing Date Seller Transaction Expenses, delivered pursuant to Section 2.01(c).

Excluded Assets means any “Excluded Assets,” as defined under the form of Restructuring Documents attached to this Agreement, interpreted as though each member of the Seller Group were a “Seller” thereunder.

Excluded Liabilities means any “Excluded Liabilities,” as defined under the form of Restructuring Documents attached to this Agreement, interpreted as though each member of the Seller Group were a “Seller” thereunder.

Excluded Trademarks has the meaning set forth in Section 6.11(c).

Export Authorizations means all licenses, permits, certifications, or other approvals relating to export controls issued by a Governmental Authority authorizing the export, reexport, or transfer of items, software, technology, technical data or services.

Export Authorization Applications means all requests for Export Authorizations currently in process with a Governmental Authority.

FAR has the meaning set forth in Section 4.12(b)(iii).

FAR Rights has the meaning set forth in Section 4.10(m).

Final Closing Statement means a finally determined and binding statement listing the Closing Date Indebtedness, Closing Date Cash, Closing Date Seller Transaction Expenses and Closing Date Net Working Capital, in each case, as calculated in accordance with the provisions of Section 2.04.

Final Global Purchase Price Allocation has the meaning set forth in Section 2.05(b).

Finally Determined Purchase Price means the Initial Purchase Price, as adjusted by the payments made by the Parties pursuant to Section 2.04(d).

FIRPTA Certificate has the meaning set forth in Section 8.02(d).

Freshfields has the meaning set forth in Section 6.10.

GAAP Financial Statements has the meaning set forth in Section 6.23(a).

Governing Documents means the charter, organizational and other documents by which any Person other than an individual establishes its legal existence or which govern its internal affairs, and shall include: (i) in respect of a corporation, its certificate or articles of incorporation or association and its bylaws; (ii) in respect of a partnership, its certificate of partnership and its partnership agreement; and (iii) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

Government Bid means any outstanding quotation, bid or proposal that, if accepted or awarded, would lead to a Government Contract.

Government Contract means any Contract with any United States Governmental Authority, contractor or higher-tier subcontractor where a United States Governmental Authority is the end customer for such Contract.

Government Official has the meaning set forth in Section 4.13(b).

Governmental Authority means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational or supra-national organization exercising judicial, legislative or regulatory power, including the European Commission, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, fiscal, legislative, police, regulatory or taxing power of any nature of any federal, state, local, municipal, foreign or other government, in each case, anywhere throughout the world.

Guaranteed Seller Obligations has the meaning set forth in Section 11.07(a).

Hazardous Materials means any waste or other substance that is listed, defined, designated or classified or otherwise regulated as a pollutant, contaminant, substance/material of concern, or waste (in each case, whether hazardous, radioactive, toxic or otherwise) under any Environmental Applicable Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, polychlorinated biphenyls and radionuclides.

IFRS means the International Financial Reporting Standards as issued by the International Accounting Standards Board, the International Accounting Standards (IASs) adopted by the International Accounting Standards Board, the Standing Interpretation Committee interpretations (SICs) and the International Financial Reporting Interpretation Committee interpretations (IFRICs) as adopted or issued by the International Financial Reporting Interpretation Committee.

Indebtedness means, without duplication: (i) the outstanding principal amount and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations), under any obligations (A) for borrowed money; or (B) evidenced by notes, bonds, debentures or similar instruments; (ii) all payment obligations under any interest rate, currency, swap, caps, collars or other hedging agreements; (iii) any lease obligation that is properly characterized as a capitalized lease under IFRS, to the extent of the amount so characterized; (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (v) all “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligations under any Contract that relates to the acquisition of any business; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vii) all obligations in respect of accrued or declared but unpaid dividends or other distributions; (viii) all obligations (contingent or otherwise), under any letters of credit, performance bonds, surety bonds, corporate guarantees or similar instruments under which advances or other amounts have been drawn; and (ix) the amount of any guaranty of each of the foregoing and all accrued interest in respect of each of the foregoing.

Indemnified Party means either a Purchaser Indemnitee or a Seller Indemnitee, as applicable.

Initial Closing Statement has the meaning set forth in Section 2.01(c).

Initial Global Purchase Price Allocation has the meaning set forth in Section 2.05(a).

Initial Purchase Price has the meaning set forth in Section 2.01(b).

Intellectual Property means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Applicable Law: (i) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (ii) all mask works, mask work registrations and mask work applications and all other corresponding rights; (iii) all registered or unregistered words, devices or symbols that serve as or are capable of serving as an indication of source when used in connection with goods, services or the Business, including trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, assumed fictional business names, Internet domain names and registrations and applications for registration of any of the foregoing, including extensions and renewals, together with all translations, adaptations, derivations, and combinations thereof and the goodwill associated therewith; (iv) copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (v) all design rights, inventions (whether patentable or unpatentable and whether or not reduced to practice); (vi) trade secrets and know-how, technology, technical data, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (vii) all Software, firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (viii) all databases and data collections; and (ix) all other intellectual property and proprietary rights, whether registered or unregistered, existing now or in the future in any part of the world.  For purposes of this definition, the term registered includes registrations, applications for registration, intent-to-use applications or other registrations or applications related to trademarks, copyrights and any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

IP License Agreement has the meaning set forth in Section 6.09(b).

Internal Revenue Service means the United States Internal Revenue Service.

International Trade Applicable Laws and Regulations means all Applicable Laws concerning the importation of merchandise, export controls, economic or financial sanctions, and anti-bribery, including: (i) regulations issued or enforced by and programs administered by the United States Customs and Border Protection, (ii) the International Emergency Economic Powers Act, as amended, (iii) the Arms Export Control Act of 1976, as amended, (iv) the International Traffic in Arms Regulations (ITAR), (v) any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, (vi) the embargoes and restrictions administered by the United States Department of Treasury Office of Foreign Sellers Control (OFAC), (vii) the Foreign Corrupt Practices Act (FCPA) or any other applicable anti-bribery or anti-corruption Applicable Law, (viii) the anti-boycott regulations administered by the United States Department of Commerce and the anti-boycott regulations administered by the United States Department of Treasury, (ix) North American Free Trade Agreement legislation and regulations of the United States, Canada, and Mexico, (x) U.S. antidumping and countervailing duty laws, and (xi) other Applicable Laws adopted by the governments or agencies of other countries relating to the same subject matter as the laws described above that apply to the Sellers (to the extent related to the Business) or the Target Companies.

IT Contract means any Contract pursuant to which any IT System is licensed, leased, supplied, maintained or supported.

IT Systems means the information and communications technologies owned or licensed by the Target Companies in the Business, including hardware, Software, networks, and associated documentation.

Judgment means any order, decision, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

Knowledge means: (i) in the case of the Sellers or the Target Companies, the actual knowledge of those persons listed on Annex 1.01(b), after reasonable inquiry (subject to the qualifications set forth on Annex 1.01(b)); or (ii) in the case of the Purchasers, the actual knowledge of those persons listed on Annex 1.01(c) after reasonable inquiry.

Lease means each lease or sublease agreement pursuant to which a Target Company leases any Leased Property.

Leased Property means all real property and interests in real property leased by or for the benefit of the Target Companies.

Liability means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

Losses has the meaning set forth in Section 10.02(a).

Material Adverse Effect means any event, change, circumstance or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance or effect resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Applicable Law, IFRS or the enforcement or interpretation thereof, (iii) changes that generally affect the industries and markets in which the Target Companies operate, (iv) changes in financial or securities markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political or regulatory conditions in general, (v) any failure, in and of itself, of the Target Companies to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings predictions or other financial performance measures or operating statistics, (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise described in this proviso may be taken into account in determining whether a Material Adverse Effect has occurred), (vi) any action expressly contemplated to be taken pursuant to or in accordance with this Agreement, (vii) any action or inaction of the Purchasers, or any action taken or failed to be taken at the written direction of the Purchasers or (viii) the execution or delivery of this Agreement or any of the Ancillary Agreements, the consummation of the transactions contemplated hereby, the public announcement or other disclosure with respect to any of the foregoing or the identity of the Purchasers or any of its Affiliates; provided, however, that any event, change, circumstance, effect or other matter referred to in clauses (i), (ii), (iii) or (iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, circumstance, effect or other matter has a material disproportionate effect on the Target Companies taken as a whole, as compared to other participants in the industries and markets in which the Target Companies operate.

Material Contract has the meaning set forth in Section 4.11(a).

Material Customer has the meaning set forth in Section 4.20(a).

Material Supplier has the meaning set forth in Section 4.20(b).

Monitoring Trustee has the meaning set forth in Section 4.08(a).

Morpho Acquisition means the acquisition by the Seller Parent of, among other things, the Business, from Morpho USA, Inc., consummated on April 7, 2017.

Morpho ETD Devices means the explosive trace detection equipment, including desktop trace detection equipment, which is described on Annex 1.01(a).

Net Working Capital means Current Assets minus Current Liabilities, in each case, without duplication, and as determined in accordance with the Accounting Principles, without giving consideration to “Leidos payables”, “Other payables — allocated” and “Other accruals and expenses — allocated” (such amounts to be reflected as $0.00 (zero dollars)).

New York Courts means the United States District Court for the Southern District of New York located in the borough of Manhattan and any appellate court arising therefrom.

Notice of Disagreement has the meaning set forth in Section 2.04(b).

Orders means the Proposed Final Judgment in the United States v. Smiths Group plc, Safran S.A., Morpho Detection, LLC, and Morpho Detection International, LLC, Case No. 1:17-cv-00580 (Dist. Ct. D.C.) entered March 31, 2017 and the Hold Separate Stipulation and Order in the United States v. Smiths Group plc, Safran S.A., Morpho Detection, LLC, and Morpho Detection International, LLC, Case No. 1:17-cv-00580 (Dist. Ct. D.C.) entered March 31, 2017 and as referred to in Section VIII of the Proposed Final Judgment.

Owned Intellectual Property means all Intellectual Property owned or purported to be owned by any Target Company or transferred or purported to be transferred from a Seller to a Target Company at the Closing.

Part 8 Gain has the meaning set forth in Section 7.04.

Part 8 Protective Election has the meaning set forth in Section 7.04.

Parties has the meaning set forth in the Preamble.

Party has the meaning set forth in the Preamble.

Permits has the meaning set forth in Section 4.14.

Permitted Encumbrance means: (i) Encumbrances for Taxes, assessments and charges or levies of any Governmental Authority not yet delinquent or being contested in good faith through appropriate Proceedings and with respect to which adequate reserves have been established under the Accounting Principles and reflected in the Combined Pro Forma Financial Statements; (ii) Encumbrances imposed by Applicable Law (including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens) arising in the ordinary course of business for amounts not delinquent, (iii) Encumbrances which are being contested in good faith through appropriate Proceedings and with respect to which adequate reserves have been established under the Accounting Principles and reflected in the Combined Pro Forma Financial Statements; (iv) pledges or deposits to secure obligations under Applicable Law relating to workers’ compensation or to secure public or statutory obligations; (v) liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vi) in respect of real property: (A) easements, licenses, covenants, rights of way and other similar restrictions; (B) any conditions which may be shown by survey, title report or physical inspection of any such real property; and (C) zoning, building and other similar restrictions, provided that in the case of each of subclauses (A), (B) and (C), such items do not, individually or in the aggregate, materially impair the current use or occupancy of the property or Sellers or Target Companies subject thereto; and (vii) transfer restrictions imposed by federal or state securities laws.

Person shall mean any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

Preamble means the preamble to this Agreement.

Proceeding means any action (including any tax audit or investigation), bid protest, arbitration, litigation, suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private), demand or order, in each case, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Proposed Closing Statement has the meaning set forth in Section 2.04(a).

Purchaser Benefit Plans has the meaning set forth in Section 6.04(b)(iii).

Purchaser Contractor Entity means that certain Person that is intended to perform the Specified Government Contracts after the Closing.

Purchaser Indemnitees means the Purchaser, its Affiliates (including the Target Companies following the Closing) and each of its and their respective officers, directors, employees and agents.

Purchaser Material Adverse Effect has the meaning set forth in Section 5.03.

Purchaser Targeted Closing Date has the meaning set forth in Section 8.01(c).

Purchasers has the meaning set forth in the Preamble.

Purchaser’s Relief means (a) any relief which arises to a Target Company with respect to a taxable period beginning after the Effective Closing Time; and (b) any relief, whenever arising, of the Purchaser or any of its Affiliates other than a Target Company.

Purchasers’ Closing Certificate has the meaning set forth in Section 8.03(c).

Recitals means the recitals to this Agreement.

Release means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injecting, depositing, disposing, discharging, dispersing, leaching or migrating of any Hazardous Materials into the environment.

Representatives means, with respect to a Person, the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

Required Notifications has the meaning set forth in Section 6.03(a).

Resolution Period has the meaning set forth in Section 2.04(c)(i).

Restructuring Documents has the meaning set forth in Section 6.12(b).

Retained Plans has the meaning set forth in Section 6.04(b)(iii).

R&W Insurance Policy means such representations and warranties insurance policy as contemplated by the Side Letter.

SAFETY Act means the Support Anti-terrorism by Fostering Effective Technologies Act of 2002.

Safran Acquisition Agreement means the stock and asset purchase agreement, dated April 20, 2016, by and among Safran USA, Inc., Morpho USA, Inc., the Seller Parent, and for limited purposes, Smiths Group International Holdings Limited.

SEC has the meaning set forth in Section 6.23(b).

Securities Act means the United States Securities Act of 1933, as amended.

Seller Contractor Entity means that certain Person that was designated by the applicable Governmental Authority as the awardee and payee with respect to the Specified Government Contracts.

Seller Indemnitees means each of the Sellers, each of their Affiliates and each of its and their respective officers, directors, employees and agents.

Seller LCs has the meaning set forth in Section 6.08.

Seller Parent has the meaning set forth in the Preamble.

Seller Transaction Expenses means all out-of-pocket fees, costs and expenses of the Sellers’ Group that are required to be paid by a Target Company, the Target Companies or the Business (and in the case of the Business, are required to be paid by a Target Company or the Target Companies) or assumed or indemnified by the Purchasers or a Target Company (payable, in each case, to unaffiliated third parties) for services rendered through the Closing Date (whether or not such amounts have been invoiced as of the Closing Date) that relate to the transactions contemplated by this Agreement, including any (a) except as set forth in Section 6.03(d), fees, costs and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third Person; (b) fees, costs and expenses associated with obtaining the release and termination of any Encumbrance; (c) brokers’, finders’ and similar fees; (d) fees, costs and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and other experts; and (e) fees, costs and expenses of any data room provider, provided that in no event will “Seller Transaction Expenses” include the costs of preparing the GAAP Financial Statements or any such fees, costs or expenses incurred by the Purchasers or any of its Affiliates, and provided that such fees, costs and expenses shall include any value added tax or similar sales or turnover tax (VAT) in respect thereof except to the extent such VAT is recoverable by the Sellers’ Group, the Target Companies or any of their Affiliates.  For the sake of clarity, no fees, costs or expenses that are paid by a member of the Sellers’ Group shall constitute Seller Transaction Expenses.

Sellers has the meaning set forth in the Preamble.

Sellers’ Closing Certificate has the meaning set forth in Section 8.02(c).

Sellers’ Group means the Sellers and their Affiliates from time to time, excluding the Target Companies.

Sellers’ Restructuring Transactions has the meaning set forth in Section 6.12.

Sellers’ Tax Group means (a) all corporations other than the Target Companies with which the Sellers file or have filed a combined, consolidated, joint or similar Tax Return and (b) all Persons other than the Target Companies which are from time to time treated as members of the same group or are otherwise connected or associated in any way for any Tax purpose with the Sellers.

Side Letter means that certain side letter agreement entitled “Project Beckett Representation and Warranty Insurance”, dated as of the date hereof, between the Sellers and the Purchasers relating to the Purchasers’ obligation to obtain the R&W Insurance Policy and the agreement of the Sellers and the Purchasers with respect to certain amendments to this Agreement in the event that the Purchasers do not obtain the R&W Insurance Policy.

Software means computer software, including all source code and object code versions thereof and any documentation related thereto.

Specified Export Authorization and Applications for Export Authorization means any Export Authorization issued by a Governmental Authority and to which a Target Company or a Seller are a party (to the extent related to the Business).

Specified Government Contract means any prime Active Government Contract with any United States Governmental Authority.

Specified IP Representations has the meaning set forth in Section 10.01.

Specified Representations means those representations and warranties contained in Sections 3.01, 3.02, 3.04, 4.01, and 4.04(a).

Straddle Period means any taxable period of the Target Companies that includes, but does not end, at the Effective Closing Time.

Subcontract Pending Novation Agreement has the meaning set forth in Section 6.09(c).

Survival Date has the meaning set forth in Section 10.01.

Target Companies has the meaning set forth in the Recitals.

Target Company Standalone Tax Return has the meaning set forth in Section 4.15(b).

Target Net Working Capital means US$15,300,000.

Tax means (a) any United States federal, state or local, or any non-U.S., income, franchise, profits, gross receipts, ad valorem, net worth, transfer, VAT, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, minimum, unclaimed property escheatment or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any Governmental Authority and (b) any interest, fines, penalties or additions to tax imposed with respect thereto.

Tax Claim means any claim under Section 7.01(a) or 7.01(b).

Tax Contest means an audit, claim, dispute, controversy or Proceeding relating to any Tax.

Tax Return means any return, declaration, report, estimate, claim for refund or credit, information return or statement, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Tax.

Termination Date has the meaning set forth in Section 9.01(a)(ii).

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given to a third party by any member of the Sellers’ Group in respect of any obligation of a Target Company.

Third Party Claim has the meaning set forth in Section 10.05(a).

Third Party Indemnitor has the meaning set forth in Section 7.05.

Transfer Taxes has the meaning set forth in Section 7.06.

Transferred Employee has the meaning set forth in Section 6.04(a).

Treasury Regulations means the United States Income Tax Regulations promulgated under the Code.

Transition Services Agreement has the meaning set forth in Section 6.09.

UK Purchase Price Allocation has the meaning set forth in Section 2.05(b).

UK Purchaser has the meaning set forth in the Preamble.

UK Restructuring Tax Treatment has the meaning set forth in Section 7.05.

UK Seller has the meaning set forth in the Preamble.

UK Target Company has the meaning set forth in the Recitals.

UK Target Company Equity Interests has the meaning set forth in the Recitals.

US Purchase Price Allocation has the meaning set forth in Section 2.05(b).

US Purchaser has the meaning set forth in the Preamble.

US Seller has the meaning set forth in the Preamble.

US Target Company has the meaning set forth in the Recitals.

US Target Company Equity Interests has the meaning set forth in the Recitals.

Unresolved Objections has the meaning set forth in Section 2.04(c)(ii).

WARN Act means the United States Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

VAT means value added tax and any similar sales or turnover tax.

1.02                        Interpretation

(a)                                 The Disclosure Schedule shall be incorporated by reference into this Agreement and shall be deemed a part hereof.

(b)                                 In this Agreement, unless expressly provided otherwise:

(i)                                     the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)                                  whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)                               the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)                              any definition of or reference to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(v)                                 any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(vi)                              the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(vii)                           all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles, Sections of, Exhibits and Schedules and Annexes to, this Agreement;

(viii)                        the headings, captions and table of contents for this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement;

(ix)                              references to sums of money are expressed in the lawful currency of the United States of America, and “$”, “US$” and “Dollars” refer to United States  Dollars;

(x)                                 the term “or” will not be deemed to be exclusive and will be read to mean “and/or”; and

(xi)                              if any period referred to herein expires on a day which is not a Business Day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled (including the making of any payment required hereunder) on a day which is not a Business Day, such period shall expire on or such event or condition shall not be required to occur or be fulfilled until, as the case may be, the next succeeding Business Day.

(c)                                  Notwithstanding anything to the contrary contained in the Disclosure Schedule or elsewhere in this Agreement, every exception and disclosure set forth in the Disclosure Schedule shall be deemed to be a disclosure with respect to all other Articles, Sections, sub-Sections, Schedules or Annexes of this Agreement to which it is reasonably apparent on its face that such disclosure applies.  Inclusion of an item in the Disclosure Schedule shall not be deemed an indication or admission that such item is material to any Target Company or any member of the Sellers’ Group, or is required by this Agreement to be reflected therein (and such inclusion shall not be deemed to establish or be considered for purposes of establishing a standard of materiality or other disclosure threshold). Without limiting the foregoing, no such references to or disclosure of a possible breach or violation of any Contract, Applicable Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II
PURCHASE AND SALE OF THE EQUITY INTERESTS; CLOSING

2.01                        Purchase and Sale of the Equity Interests

(a)                                 On the terms and subject to the conditions of this Agreement, at the Closing:

(i)                                     the US Seller shall sell, transfer and deliver to the US Purchaser, and the US Purchaser shall purchase from the US Seller, the Equity Interests held by it; and

(ii)                                  each of the UK Seller and the Australian Seller shall sell, transfer and deliver to the UK Purchaser, and the UK Purchaser shall purchase from each of the UK Seller and the Australian Seller, the Equity Interests held by it.

The purchase and sale of the Equity Interests is referred to in this Agreement as the Acquisition.

(b)                                 The aggregate initial purchase price (the Initial Purchase Price) payable by the Purchasers to the Sellers for the Equity Interests shall be an amount equal to:

(i)                                     $75,500,000;

(ii)                                  minus Estimated Closing Date Indebtedness;

(iii)                               plus Estimated Closing Date Cash;

(iv)                              minus Estimated Closing Date Seller Transaction Expenses; and

(v)                                 plus the amount of the difference between the Estimated Closing Date Net Working Capital and the Target Net Working Capital if the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital or minus the amount of such difference if the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital.

(c)                                  No later than the third (3rd) Business Day prior to the Closing Date, the Sellers shall deliver to the US Purchaser a statement (the Initial Closing Statement) containing the Sellers’ good faith estimate of the Initial Purchase Price, showing each of Estimated Closing Date Indebtedness, Estimated Closing Date Cash, Estimated Closing Date Seller Transaction Expenses and Estimated Closing Date Net Working Capital (and the calculation in Section 2.01(b)(v)), in each case, determined in the same manner as such amounts or sums are to be finally determined in accordance with the provisions of Section 2.04.

2.02                        Closing

The closing of the Acquisition (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, 31st Floor, New York, NY 10022, at 10:00 a.m., New York City time, on the fifth (5th) Business Day (but not prior to the Purchaser Targeted Closing Date) following the satisfaction or, to the extent permitted, written waiver, of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or written waiver of those conditions at the Closing), or at such other place, time and date as agreed in writing between the Sellers and the Purchasers. The date on which the Closing occurs is referred to in this Agreement as the Closing Date. The effective time of the Closing, which shall be 12:01 a.m. New York City time on the Closing Date, is referred to in this Agreement as the Effective Closing Time.

2.03                        Transactions to be Effected at the Closing

At the Closing:

(a)                                 Each of the Sellers shall deliver to the US Purchaser (to be received by the US Purchaser on its own behalf and on behalf of the UK Purchaser):

(i)                                     to the extent certificated, a certificate or certificates representing the US Target Company Equity Interests in the name of the US Purchaser and the Australian Target Company Equity Interests in the name of the UK Purchaser, in each case, duly endorsed or accompanied by stock powers duly executed, in proper form for transfer, with appropriate transfer tax stamps, if required, affixed thereto;

(ii)                                  a duly executed stock transfer form in relation to the UK Target Company Equity Interests in favor of the UK Purchaser;

(iii)                               counterparts of the Ancillary Agreements to which such Seller or a Target Company is a party, duly executed by such Seller or such Target Company, as applicable; and

(iv)                              the Sellers’ Closing Certificate and the FIRPTA Certificate.

(b)                                 The US Purchaser shall deliver (on behalf of the Purchasers):

(i)                                     to the US Seller, for itself and as agent for the UK Seller and the Australian Seller, cash in an amount equal to the Initial Purchase Price, by means of a wire transfer of immediately available funds to an account designated by the US Seller, such designation to be made not later than the second (2nd) Business Day prior to the Closing Date;

(ii)                                  to each Seller, counterparts of the Ancillary Agreements to which the Purchasers are a party, duly executed by the Purchasers party thereto; and

(iii)                               to each Seller, the Purchasers’ Closing Certificate.

2.04                        Purchase Price Adjustment

(a)                                 For the purposes of finally determining Closing Date Indebtedness, Closing Date Cash, Closing Date Seller Transaction Expenses and Closing Date Net Working Capital, the Purchasers shall, or shall cause the Purchasers’ accountants to, after the Closing, prepare a statement (the Proposed Closing Statement) showing the amounts, and calculations, of Closing Date Indebtedness, Closing Date Cash, Closing Date Seller Transaction Expenses and Closing Date Net Working Capital, together with reasonable supporting detail with respect to the calculations included therein. The Purchasers shall deliver the Proposed Closing Statement to the Sellers within seventy-five (75) Business Days after the Closing Date. The Purchasers shall prepare the Proposed Closing Statement strictly in accordance with Section 2.04 of the Disclosure Schedule.

(b)                                 The Proposed Closing Statement shall become binding upon the Parties at 5:00 P.M. New York time on the thirtieth (30th) Business Day following delivery thereof (and shall be deemed the Final Closing Statement, and the determination contained therein shall be binding) unless the Sellers give written notice of their disagreement with the Proposed Closing Statement (a Notice of Disagreement) to the Purchasers prior to the expiration of such thirty (30) Business Day period. In addition, a Notice of Disagreement shall specify those items or amounts with which the Sellers disagree in the Proposed Closing Statement and contain a reasonably detailed description of the reasons for their objections to each such item or amount contained therein to the extent made available to the Sellers. Items not disputed in the Notice of Disagreement shall be binding upon the Parties.

(c)                                  The objections set forth in the Notice of Disagreement shall be resolved as follows:

(i)                                   During the twenty (20) Business Day period following the delivery of a Notice of Disagreement (such period, the Resolution Period), the Sellers and the Purchasers shall first seek in good faith to resolve such objections. If such objections are so resolved they shall be deemed binding as so resolved and, at such time, the Proposed Closing Statement, as modified to reflect such resolution, shall be deemed the Final Closing Statement.

(ii)                                If the Parties do not resolve all of such objections during the Resolution Period, not later than twenty (20) Business Days after the end of the Resolution Period, the Sellers and the Purchasers shall make a written submission to the Accounting Firm for determination any and all matters that remain in dispute (all matters previously resolved shall become part of the Final Closing Statement as resolved) and which were included in the Notice of Disagreement; provided that the scope of any such dispute to be resolved by the Accounting Firm (the Unresolved Objections) shall be limited to whether there were mathematical errors in the Proposed Closing Statement and whether the calculations of the Closing Date Indebtedness, Closing Date Cash, Closing Date Seller Transaction Expenses and Closing Date Net Working Capital were accurate and performed strictly in accordance with the applicable Accounting Principles, and the Accounting Firm shall not make any other determination. The Accounting Firm’s decision with respect to any Unresolved Objection must be within the range of values assigned to each such item in the Proposed Closing Statement and the Notice of Disagreement, respectively.

(iii)                             The Sellers and the Purchasers (or their respective accounting advisers on their behalf) shall each be entitled to make a written submission to the Accounting Firm and to reply once to each other’s written submission. The Parties shall not be entitled to make submissions except as specifically requested by the Accounting Firm. The Parties shall provide, as soon as reasonably practicable, all the information and explanations that the Accounting Firm may reasonably require. The precise timetable shall be as agreed with the Accounting Firm, but the Accounting Firm shall be instructed to render its determination regarding only the Unresolved Objections in accordance with Section 2.04(c)(ii) within thirty (30) Business Days following the date of such submissions. In making its determination the Accounting Firm shall act as an expert (and not as an arbitrator).

(iv)                            The resolution by the Accounting Firm of the Unresolved Objections shall, absent manifest error, be binding and at such time, the Proposed Closing Statement, as modified to reflect such resolution (and any matters resolved in accordance with Section 2.04(c)(i)), shall be deemed the Final Closing Statement. The Parties agree that the procedure set forth in this Section 2.04 for resolving disputes with respect to the Proposed Closing Statement shall be the exclusive method for resolving any disputes with respect to Closing Date Indebtedness, Closing Date Cash, Closing Date Seller Transaction Expenses and Closing Date Net Working Capital.

(v)                               The fees and expenses of the Accounting Firm shall be borne by the Sellers, on the one hand, and the Purchasers, on the other hand, based on the following formula:

(A)                               the Sellers shall pay a portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of the Unresolved Objections resolved in favor of the Purchasers, and the denominator of which is the total dollar amount of all Unresolved Objections; and

(B)                               the Purchasers shall pay a portion of such fees and expenses equal to the total of such fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of the Unresolved Objections resolved in favor of the Sellers, and the denominator of which is the total dollar amount of all Unresolved Objections.

(d)                                 No later than five (5) Business Days after the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.04:

(i)                                   if Closing Date Indebtedness is: (A) less than Estimated Closing Date Indebtedness, the Purchasers shall deliver to the Sellers payment of the amount of such deficit; or (B) greater than Estimated Closing Date Indebtedness, the Sellers shall deliver to the Purchasers payment of the amount of such excess;

(ii)                                if Closing Date Cash is: (A) less than Estimated Closing Date Cash, the Sellers shall deliver to the Purchasers payment of the amount of such deficit; or (B) greater than Estimated Closing Date Cash, the Purchasers shall deliver to the Sellers payment of the amount of such excess;

(iii)                             if Closing Date Seller Transaction Expenses are: (A) less than Estimated Closing Date Seller Transaction Expenses, the Purchasers shall deliver to the Sellers payment of the amount of such deficit; or (B) greater than Estimated Closing Date Seller Transaction Expenses, the Sellers shall deliver to the Purchasers payment of the amount of such excess; and

(iv)                            if Closing Date Net Working Capital is: (A) less than Estimated Closing Date Net Working Capital, the Sellers shall deliver to the Purchasers payment of the amount of such deficit; or (B) greater than Estimated Closing Date Net Working Capital, the Purchasers shall deliver to the Sellers payment of the amount of such excess.

Any payments made by any Party pursuant to this Section 2.04(d) shall be made by wire transfer in immediately available funds to a bank account designated in writing by the Party receiving payment (such designation to be made at least three (3) Business Days prior to such payment). The Parties shall net the payments, if any, to be made pursuant to Section 2.04(d)(i), (ii), (iii) and (iv) such that only one Party is required to deliver amounts required to be paid under this Section 2.04(d).

(e)                                  Until the date the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.04, the Purchasers agree that following the delivery of the Proposed Closing Statement to the Sellers pursuant to Section 2.04(a), the Purchasers shall provide and cause to be provided to the Sellers’ Group or any Representative of the Sellers’ Group (provided that the Sellers shall be responsible for any breach of the provisions of confidentiality contained in this Agreement, including Section 6.02(b)) by any such Representative), full access upon reasonable notice during normal business hours to the properties, Contracts (to the extent in effect on the Closing Date) and books and records of the Target Companies, and the Purchasers’ and their accountant’s work papers relevant to the preparation of the Proposed Closing Statement and/or Final Closing Statement and the adjustments contemplated by this Section 2.04, and shall provide the Sellers, upon one of the Seller’s reasonable request and at the Sellers’ expense, with copies of any such Contracts, books, records and work papers. The Purchasers shall cause their personnel who were involved in the preparation of the Proposing Closing Statement (and, if applicable, any personnel who may replace any such personnel) to be reasonably available during normal business hours to, and cooperate with, the Sellers, and to respond to the Sellers’ requests for information in a timely manner.

2.05                        Purchase Price Allocation

(a)                                 The Initial Purchase Price shall be allocated among the US Target Company, the UK Target Company and the Australian Target Company in accordance with the methodologies set forth on Annex 2.05 to this Agreement (the Initial Global Purchase Price Allocation).

(b)                                 Within 90 days after the Closing Date, the Sellers shall deliver to the Purchasers (i) an allocation of the Finally Determined Purchase Price among the US Target Company, the UK Target Company and the Australian Target Company, which shall be allocated in the same manner as the Initial Purchase Price was allocated in the Initial Global Purchase Price Allocation (the Final Global Purchase Price Allocation); (ii) an allocation of the portion of the Finally Determined Purchase Price allocable to the US Target Company plus any liabilities of the US Target Company among the assets of the US Target Company in accordance with Section 1060 of the Code (the US Purchase Price Allocation); and (iii) an allocation of the portion of the Finally Determined Purchase Price allocable to the UK Target Company plus any liabilities of the UK Target Company among the assets of the UK Target Company (the UK Purchase Price Allocation). The Final Global Purchase Price Allocation shall be consistent with the Initial Global Purchase Price Allocation. The Final Global Purchase Price Allocation and the US Purchase Price Allocation and the UK Purchase Price Allocation delivered by the Sellers shall be final absent manifest error.

(c)                                  The Parties shall report and file Tax Returns consistent with the Final Global Purchase Price Allocation and the US Purchase Price Allocation (including filing their respective IRS Forms 8594) and the UK Purchase Price Allocation, and no Party shall take any position that is inconsistent with such allocations unless required to do so by Applicable Law (provided that in no event shall mere disagreement between the Parties relating to the amount to be allocated to a particular asset constitute a reason to file inconsistently).  In the event that either the Final Global Purchase Price Allocation or the US Purchase Price Allocation or the UK Purchase Price Allocation is disputed by any Governmental Authority, the Party receiving notice of the dispute will promptly notify the other Party, and the Parties agree to use their commercially reasonable efforts to defend the Final Global Purchase Price Allocation or the US Purchase Price Allocation or the UK Purchase Price Allocation in any audit or similar proceeding and, unless otherwise agreed to, each Party shall bear its own costs in connection with such audit or proceeding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND THE EQUITY INTERESTS

Except as set forth in the Disclosure Schedule, each Seller, severally, but not jointly, hereby represents and warrants to the Purchasers as follows:

3.01                        Organization and Standing of the Sellers

The US Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of organization, and has all requisite corporate power and authority to conduct its business as it is presently conducted. The UK Seller is validly incorporated, in existence and duly registered under the laws of England, its jurisdiction of incorporation, and has full power under its Governing Documents to conduct its business as conducted at the date of this Agreement. The Australian Seller is validly incorporated, in existence and duly registered under the laws of Australia, its jurisdiction of incorporation, and has full power under its Governing Documents to conduct its business as conducted at the date of this Agreement.  Each Seller has heretofore delivered to Purchasers true and complete copies of the Governing Documents of such Seller.

3.02                        Authority; Execution and Delivery; Enforceability

Such Seller has all requisite corporate power and authority to execute and deliver this Agreement, each of the Ancillary Agreements and each of the Restructuring Documents to which it is a party. The execution, delivery and performance of this Agreement, each of the Ancillary Agreements and each of the Restructuring Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller. Such Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes, and each of the Ancillary Agreements and the Restructuring Documents, will constitute, the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to Applicable Law (a) relating to bankruptcy, insolvency and the relief of debtors and (b) governing specific performance, injunctive relief and other equitable remedies.

3.03                        No Conflicts; Consents

Except as set forth in Section 3.03 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, any of the Ancillary Agreements or any of the Restructuring Documents by such Seller, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any of such Seller’s Governing Documents; (b) result in a breach, default under, or event that would create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver by any Person under, any Contract to which such Seller is a party or by which such Seller is bound, in any case with or without due notice or lapse of time or both; (c) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any asset of any Target Company; (d) violate any Applicable Law or Judgment applicable to such Seller; or (e) require such Seller to obtain any Permit or make any filing with any Governmental Authority or, with respect to a Government Contract, obtain consent from a Government Authority, contractor or higher-tier subcontractor, including with respect to the ability of the Parties to enter into the Subcontract Pending Novation Agreement referenced on Annex 6.09(c), except, in the case of the foregoing clauses (b), (d) and (e) as would not, individually or in the aggregate, (i) have or reasonably be expected to have a Material Adverse Effect, (ii) prevent, delay or otherwise materially and adversely affect the ability of the Sellers to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby or (iii) prevent, delay or otherwise adversely affect the Purchasers’ acquisition of the Business or adversely affect a Target Company’s or the Purchasers’ rights or obligations under the Contracts to be assigned to and assumed by a Target Company in connection with the Sellers’ Restructuring Transactions.

3.04                        Ownership of the Equity Interests

The US Seller owns all the outstanding US Target Company Equity Interests, free and clear of all Encumbrances. The UK Seller owns all the outstanding UK Target Company Equity Interests, free and clear of all Encumbrances. The Australian Seller owns all the Australian Target Company Equity Interests, free and clear of all Encumbrances. Upon the transfer of the Equity Interests owned by such Seller to the Purchasers on the Closing Date in accordance with this Agreement, the Purchasers will receive good and valid title to the Equity Interests (subject only in the case of the UK Target Company Equity Interests, to the instrument transferring the UK Equity Instruments being duly stamped), which are owned of record and beneficially by the Sellers, free and clear of all Encumbrances, other than transfer restrictions imposed by United States federal or state securities laws, Encumbrances created by the either of the Purchasers or its Affiliates (or its or their respective officers, directors, employees or agents), or Encumbrances otherwise arising as a result of any facts or circumstances relating solely to a Purchaser or any of its Affiliates (or its or their respective officers, directors, employees or agents).

3.05                        No Proceedings

There is no Proceeding pending or, to such Sellers’ Knowledge, threatened against such Seller or any of its respective Affiliates that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of such Seller to consummate the transactions contemplated hereby.

3.06                        Brokers or Finders

The Purchasers will not be responsible for any commission, finder’s or similar fee for services rendered by any broker, finder, financial advisor or investment bank and provided to the Target Companies, the Seller Parent, the Sellers or any other member of the Sellers’ Group in connection with the Acquisition or any of the transactions contemplated hereby.

3.07                        Operation of Business

(a)                                 On or prior to date hereof, Sellers have removed all of the PhotoMate related and Quadrupole related employees and equipment at the facility located at 12521 East Dyer Avenue, Suite 140, Santa Ana, California 92705 and all of the Source ID related and Raman Spectroscopy related employees and equipment located at the facility located at 23 Frontage Road, Andover, Massachusetts 01810.

(b)                                 Since the closing of the Morpho Acquisition, to Sellers’ Knowledge, the Hold Separate Manager has taken all actions reasonably necessary to:

(i)                                   preserve, maintain and continue to operate the Business as an independent, ongoing, economically viable competitive business, with management, sales and operations held entirely separate, distinct and apart from those of the Sellers’ Group’s other operations and not coordinate the operation, production, marketing or terms of sale of any of its products or services with those produced by or sold by the Business;

(ii)                                ensure that:

(A)                               management of the Business is not influenced by the Sellers’ Group; and

(B)                               the books, records, competitively sensitive sales, marketing, and pricing information of the Business, and decision-making concerning the development, engineering, production, distribution, sale or servicing of products by the Business, are kept separate and apart from the Sellers’ Group’s other business operations;

(iii)                             ensure that the assets of the Business are fully maintained in operable condition at no less than current capacity and sales and maintain and adhere to normal repair and maintenance schedules for the assets of the Business;

(iv)                            maintain in accordance with sound accounting principles, separate, accurate and complete financial ledgers, books and records of the Business that report on a periodic basis; and

(v)                               not transfer or reassign Business Employees to other areas within the Sellers’ Group except for transfer requests initiated by Business Employees pursuant to Sellers’ and the Target Companies’ regular, established job posting policy.

(c)                                  After giving effect to the Sellers’ Restructuring Transactions, as of the Closing, to the Sellers’ Knowledge, the Sellers have not failed to transfer any know-how, confidential information or trade secrets (including Software) included in any Intellectual Property to be licensed to the Sellers pursuant to the IP License Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES

Except as set forth in the Disclosure Schedule, the Sellers, jointly and severally, hereby represent and warrant to the Purchasers as follows:

4.01                        Organization and Standing of the Target Companies

Each Target Company’s jurisdiction of organization is set forth on Section 4.01 of the Disclosure Schedule. Each Target Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to conduct its business as it is presently conducted.  Each Target Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Sellers have heretofore delivered to Purchasers true and complete copies of the Governing Documents of each Target Company as currently in effect.

4.02                        No Conflicts; Consents

(a)                                 Except as set forth on Section 4.02(a) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any of the Ancillary Agreements by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (i) conflict with or violate any of the Target Company’s Governing Documents; (ii) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which any Target Company is a party or by which any Target Company is bound, in any case with or without due notice or lapse of time or both; (iii) violate any Applicable Law or Judgment applicable to any Target Company; or (iv) require any Target Company to obtain any Permit or make any filing with any Governmental Authority, including with respect to the ability of the Parties to enter into the Subcontract Pending Novation Agreement referenced in Annex 6.09(c), except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, (A) have or reasonably be expected to have a Material Adverse Effect, or (B) prevent, delay or otherwise adversely affect the ability of the Sellers to perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby or (C) prevent, delay or otherwise materially and adversely affect the Purchasers’ acquisition of the Business or adversely affect a Target Company’s or a Purchaser’s rights or obligations under the Contracts to be assigned to and assumed by a Target Company in connection with the Sellers’ Restructuring Transactions.

(b)                                 No Seller or Target Company has received written or, to the Sellers’ Knowledge, oral notice from the counter-party to any Contract to which any Seller (with respect to the Business) or Target Company is a party (i) indicating that any Seller or Target Company (or Safran USA, Inc., Morpho USA, Inc. or any other Person) is in default under or alleging a breach of such Contract, (ii) asserting a right to terminate such Contract or (iii) threatening any other action or making any claim under such Contract, in any case as a result of the transactions contemplated hereby or the consummation of the Morpho Acquisition or Sellers’ Restructuring Transactions; and to Sellers’ Knowledge, no counterparty to any Contract to which any Seller (with respect to the Business) or Target Company is a party intends to allege any such default or breach, assert any such right to terminate or otherwise threaten any action or make any claim under such Contract.

4.03                        No Proceedings

As of the date of this Agreement there is no Proceeding pending or, to the Sellers’ Knowledge, threatened against a Target Company or any of its respective Affiliates that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of a Seller to consummate any of the transactions contemplated hereby. As of the date of this Agreement, other than the Commitments and the Orders, no Target Company, nor any Seller (to the extent related to the Business), nor any of the assets of any Target Company, any Seller (to the extent related to the Business) or the Business, is subject to any outstanding Judgment. Except as set forth on Section 4.03 of the Disclosure Schedule, there is no Proceeding pending, or to the Sellers’ Knowledge, threatened, against any Target Company, nor against any Seller (to the extent related to the Business) or any of their respective assets.

4.04                        Capitalization

(a)                                 Section 4.04(a) of the Disclosure Schedule sets forth each Target Company’s authorized and issued capital stock or other equity interests as of the date of this Agreement. There are no options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which a Target Company is a party or by which it is bound obligating such Target Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, such Target Company.

(b)                                 There are no outstanding Contracts to which a Target Company is a party or is otherwise bound to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of such Target Company. No Equity Interests are subject to or were issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right or any provision of Applicable Law or the Governing Documents of the applicable Target Company.

4.05                        No Subsidiaries

There are no Persons in which any Target Company, directly or indirectly, owns (beneficially or of record) any equity interest.

4.06                        Combined Pro-Forma Financial Statements

Section 4.06(a) of the Disclosure Schedule sets forth the unaudited combined balance sheets of the Business as of December 31, 2015 and December 31, 2016, and the related unaudited combined statement of results of operations of the Business for each of the fiscal years ended December 31, 2015 and December 31, 2016 (collectively, the Combined Pro-Forma Financial Statements).  The Combined Pro-Forma Financial Statements have been properly extracted from the business records of the Business and are consistent with the books and records of the Sellers and the prior owners of the Business (subject to the application of estimates and assumptions required to present the Business on a stand-alone basis). The Combined Pro-Forma Financial Statements of the Business were prepared in all material respects in accordance with the column labeled “Basis of identification/allocation methodology” set forth on Section 4.06(a) of the Disclosure Schedule, consistently applied throughout the periods covered thereby. The Sellers have utilized the estimates and assumptions described in the column labeled “Basis of identification/allocation methodology” set forth on Section 4.06(a) of the Disclosure Schedule in preparing the stand-alone carve-out financial statements represented by the Combined Pro-Forma Financial Statements, which Combined Pro-Forma Financial Statements present in all material respects the financial condition and results of operations of the Business for the periods covered thereby.

4.07                        No Undisclosed Liabilities

After giving effect to the Sellers’ Restructuring Transactions, the Target Companies have no Liabilities, including liabilities caused by actions or omissions of any Seller Party, that would be required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for Liabilities (a) reflected, reserved against or otherwise disclosed in the Combined Pro-Forma Financial Statements or the notes thereto, (b) arising in the ordinary course of business since the Balance Sheet Date, (c) disclosed in Section 4.07(c) of the Disclosure Schedules or (d) which, individually or in the aggregate are not material to the Target Companies and Business, taken as a whole.

4.08                        Absence of Changes

(a)                                 Except for any immaterial disruption to the operation of the Business resulting from (i) the consummation of the Morpho Acquisition; (ii) the announcement of the Sellers’ intention to sell the Business; (iii) public disclosures relating to the requirement by certain Governmental Authorities that the members of the Sellers’ Group sell the Business; (iv) the announcement of the sale of the Business to the Purchasers; (v) the taking of any action, or omitting to take any action: (A) as required by Applicable Law, (B) as contemplated or permitted by this Agreement (including the Sellers’ Restructuring Transactions), (C) as required by the Commitments or the Orders, (D) as required by the European Commission acting through the monitoring trustee appointed to monitor compliance with the Commitments (the Monitoring Trustee), or (D) as otherwise consented to by the Purchasers (it being agreed and understood that no such immaterial disruption shall constitute a breach of this Section 4.08):

(i)                                   from the Balance Sheet Date to the date of this Agreement, the Sellers have conducted the Business in all material respects in the ordinary course consistent with past practice and there has not been any change, event or occurrence relating to the Target Companies or the Business that would reasonably be expected to have a Material Adverse Effect; and

(ii)                                from the date of this Agreement to the Closing, no Target Company or Seller (to the extent related to the Business) has taken any of the following actions:

(A)                               amended its Governing Documents;

(B)                               issued, sold or pledged additional shares of its capital stock or equity securities or securities convertible into any such shares or equity securities, or any options, warrants or rights to acquire any such shares or equity securities or other convertible securities;

(C)                               split, combined or reclassified any of its equity interests or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its outstanding equity interests, or purchased, redeemed or otherwise acquired any of its outstanding equity interests;

(D)                               incurred any Indebtedness for borrowed money from third parties who are not Affiliates;

(E)                                incurred any capital expenditures or any obligations or Liabilities in respect thereof, except in accordance with its budget or, for any unbudgeted capital expenditure or Liability, not in excess of $50,000 individually or $100,000 in the aggregate;

(F)                                 (i) except in the ordinary course consistent with past practice, entered into any Contract that would, if entered into as of the date of this Agreement, be a Material Contract or a Government Contract; (ii) terminated any Material Contract or Government Contract other than as a result of the expiration thereof in accordance with its terms; (iii) modified or amended any Material Contract in any respect that is materially adverse to a Target Company or the Business; or (iv) or entered into or committed to enter into any Contract for the development of any product or service involving an amount equal to or greater than $500,000 (or an equivalent amount in any other currency);

(G)                               modified, amended, terminated or permitted to lapse any material Permit other than in the ordinary course of business;

(H)                              sold, leased or licensed, or permitted any Encumbrance on, any material portion of its assets other than in the ordinary course of business;

(I)                                   acquired or leased any real property or modified or amended in any material respect, or renewed or extended, any Lease;

(J)                                   cancelled, settled, discharged, compromised, waived or released any right or claim of material value, individually or in the aggregate, to a Target Company or Seller (with respect to the Business) other than in the ordinary course of business consistent with past practice;

(K)                               acquired, by merger or consolidation with, or by purchasing of all or a substantial portion of the assets or stock of, or by any other manner, any business or Person or entered into any joint venture, partnership or similar arrangement in connection with the conduct of the Business;

(L)                                adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy or other reorganization under Applicable Law;

(M)                            made any material changes with respect to any of the Target Companies’ or Business’ accounting practices, policies, principles, methods or procedures, including revenue recognition policies, other than as required by a Governmental Authority; or

(N)                               (i) other than in the ordinary course of business consistent with past practice of the Sellers (to the extent related to the Business), materially changed the remuneration, employee benefits or terms of employment of any of its Business Employees, (ii) other than in the ordinary course of business consistent with past practice of the Sellers (to the extent related to the Business), hired any new employee of the Business or transferred any employee (excluding a Business Employee) to or from a Target Company, (iii) adopted, amended or terminated any Employee Benefit Plan to the extent materially impacting, in the aggregate, the Business Employees’ benefits under the Employee Benefit Plans (other than in accordance with the Commitments and Orders) or (iv) made or agreed to make any change of control, transaction bonus or other payments or compensation that are payable to any Business Employee as a result of, or in connection with the Morpho Acquisition or the transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment occurring on the closing date of the Morpho Acquisition or the Closing Date);

(O)                               instituted any mass layoff, plant closure or other event requiring advance notice under the WARN Act;

(P)                                 made, amended, rescinded or terminated any material election relating to Taxes, settled or compromised any Tax Contest, or made any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting purposes from those employed in the preparation of its most recent Tax Return;

(Q)                               sold, transferred, assigned, licensed, failed to maintain or otherwise disposed of any Intellectual Property rights, other than the granting of non-exclusive licenses to Intellectual Property to customers in the ordinary course of business;

(R)                               delayed or postponed the payment of accounts payable and other Liabilities or accelerated accounts receivable other than in the ordinary course of business consistent with past practice; or

(S)                                 except as contemplated by this Agreement, agreed in writing to take any of the foregoing actions.

4.09                        Real Property

(a)                                 No Target Company owns any real property. Section 4.09(a) of the Disclosure Schedule sets forth a complete list of all Leased Property.  The Sellers have made available to the Purchasers true and complete copies of all Leases in effect as of the date hereof.  No Target Company is in default in any material respect of any provision of any such Leases.

The activities carried on by the Target Companies in all improvements included as part of, or located on or at, the Leased Property, and the improvements themselves, are not and, since January 1, 2014, have not been, in violation of, or in conflict with, any applicable building, zoning, environmental, health or safety regulations or ordinance or any other similar Applicable Law, except for violations which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and neither the Sellers nor any Target Company has received a written notice of any such violation.

(b)                                 Except as set forth on Section 4.09(b) of the Disclosure Schedule: (i) a Target Company will have as of the Closing a valid leasehold interest in the Leased Property, subject only to Permitted Encumbrances; (ii) each Lease to be assumed immediately prior to the Closing by a Target Company in respect of the Leased Property is valid and binding on such Target Company, is in full force and effect and enforceable against such Target Company and, to Sellers’ Knowledge, each of the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally, and by principles of equity regarding the availability of remedies (whether in a Proceeding in law or equity)); and (iii) no Person, other than a Target Company, leases, subleases or licenses or otherwise occupies the Leased Property.

(c)                                  No Target Company has received any written (or, to Sellers’ Knowledge, oral) notice of any, and, to Sellers’ Knowledge there exists no, material dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a material default under any of the Leases.  All rent and other amounts due and payable with respect to the Leases have been timely paid, and there is no pending rent review under any of the Leases. No Target Company has entered into any lease under which it is the lessor, sublessor or licensor.  Except as set forth on Section 4.09 of the Disclosure Schedule, none of the Leases would allow any landlord or other third party to change the terms of such Lease, or terminate the right of the Target Company under such Lease, by reason of change of control of the Target Company. There is no outstanding application for consent under any of the Leases. All of the Leased Property is in a good state of repair and condition and fit for its current use in all material respects.

4.10                        Intellectual Property; Information Technology

(a)                                 As of the Closing, each Target Company will own or have the right to use all material items of Intellectual Property necessary for the operation of the Business as presently conducted. As of the Closing, each Target Company will have good and marketable title to its Owned Intellectual Property necessary to operate the Business as presently conducted, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)                                 As of the Closing, no member of the Sellers’ Group, other than the Target Companies, will own any Intellectual Property necessary for or used or held for use in connection with the operation of the Business.

(c)                                  No Seller (to the extent related to the Business) and no Target Company is infringing, misappropriating or otherwise violating any third party’s Intellectual Property; and, to the Sellers’ Knowledge, no Seller (to the extent related to the Business) nor any Target Company has in the last six (6) years infringed, misappropriated or otherwise violated any third party’s Intellectual Property.  No member of the Sellers’ Group and no Target Company has received in the last six (6) years any written, or to the Sellers’ Knowledge oral, notice or written, or to the Sellers’ Knowledge oral, communication alleging that the conduct of the Business infringes, misappropriates or otherwise violates any third party’s Intellectual Property. To the Sellers’ Knowledge, no third party has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property rights.

(d)                                 Section 4.10(d) of the Disclosure Schedule identifies each (i) issued patent and each registered trademark, service mark, copyright and Internet domain name that is Owned Intellectual Property, including the jurisdictions in which each such item has been issued or registered, (ii) pending patent application or application for registration that has been made with respect to any Owned Intellectual Property, including the jurisdictions in which such applications have been filed; (iii) a  summary description of all unregistered Intellectual Property that is (A) owned by the Target Companies and (B) used in the Business and material to the conduct of the Business as presently conducted; and (iv) Software application included in Owned Intellectual Property that is material to the Business. With respect to each such item identified on Section 4.10(d) of the Disclosure Schedule, no Proceeding is pending or, to the Sellers’ Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of any such item that, if determined adversely, would have a Material Adverse Effect.

(e)                                  All products sold, offered for sale or imported or exported in connection with the Business and subject to an issued patent or trademark owned or licensed by the Target Companies have been marked with the proper patent or trademark notice in accordance with Applicable Law.

(f)                                   All of the IT Systems are (i) owned by, or validly licensed, leased or supplied under IT Contracts to, the Seller Group or Target Companies and (ii) maintained and supported by the Seller Group, Target Companies or by a third party under an IT Contract.

(g)                                  Except as would not have a Material Adverse Effect, there are no circumstances in which the ownership, benefit or right to use the IT Systems owned by a Target Company or subject to an IT Contract to which a Target Company is a party might be lost, or rendered liable to termination, solely by virtue of the acquisition of the Business by the Purchasers or the performance of this Agreement or any Ancillary Agreement.

(h)                                 The IT Systems that are (i) owned by the Target Companies; (ii) licensed, leased or supplied to the Target Companies under the IT Contracts; or (iii) acquired by the Purchasers under this Agreement or made available to the Purchasers under the Transition Services Agreement (that include, for purposes of this clause (iii), the information and communications technologies to the extent used by the Sellers’ Group in connection with the Business as of the Closing, including hardware, Software, networks, and associated documentation), together comprise all the IT Systems that are sufficient in all material respects to conduct and operate the Business immediately after the Closing substantially as conducted by the Sellers as of immediately prior to the Closing and in the last six months prior to the Closing, except with respect to changes made in such six month period that were not materially adverse to the operation of such IT Systems in the conduct of the Business.

(i)                                     The Target Companies have implemented reasonable measures to protect the confidentiality of their material trade secrets and confidential information of third parties, and the integrity, security and continuous operation of their material Software, systems and networks.

(j)                                    To the Sellers’ Knowledge, during the three (3) years prior to the date hereof, the Business has not suffered any compromise of data security or any corruption or loss of data.  Each Target Company has evaluated its disaster recovery and backup needs and has implemented plans and systems that are reasonably designed to address its assessment risk.  The Target Companies have complied in all material respects with all Applicable Laws and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by or on behalf of the Target Companies.  The Target Companies have not received a written complaint regarding the Target Companies’ collection, use or disclosure of personally identifiable information.

(k)                                 All former and current employees, including all Business Employees, agents, consultants and independent contractors of the members of the Sellers’ Group who have authored, co-authored or otherwise contributed to or participated in any material way in the conception or development of material proprietary Intellectual Property have executed a written agreement pursuant to which they have assigned any and all of their rights in such Intellectual Property to the Target Companies.

(l)                                     No Target Company or Seller (with respect to the Business) is using any Owned Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained any necessary and appropriate prior permission of the applicable Contracting Officer, Governmental Authority or prime contractor, subcontractor, vendor or other authorized Person.

(m)                             Except as set forth in Section 4.10(m), of the Disclosure Schedule, no Governmental Authority has any rights in any Software or technical data that is Intellectual Property, except for Limited Rights in technical data and/or Restricted Rights in computer software (as each term is defined in FAR 52.227-14 and Department of Defense FAR Supplement (DFARS) 252.227-7013 and 7014) or Government Purpose License Rights as defined in the DFARS, or commercial rights in Software consistent with FAR 12.212 or DFARS 227.7202-3, or other applicable similar rights pursuant to Government Contract clauses that are prescribed in the applicable federal acquisition regulations (FAR Rights).  Except as set forth in Section 4.10(m) of the Disclosure Schedule, no prime contractor, or a higher-tier subcontractor under a Government Contract with a Target Company or Seller (with respect to the Business) has been granted or otherwise is entitled to any rights in any Software or technical data that is Intellectual Property pursuant to the terms of such

Government Contract, except for the right to use the Intellectual Property solely in furtherance of such Government Contract (or the related prime contract with a Governmental Authority) and the right to grant to such Governmental Authority such rights in technical data and computer software pursuant to the FAR Rights applicable to the Government Contract.

(n)                                 Except as set forth in Section 4.10(n) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in or contractually require (e.g., under an open source license) the delivery, license, or disclosure of the source code for any Sellers’ Software to any third Person.

4.11                        Contracts

(a)                                 As of the date of this Agreement, except as set forth on Section 4.11(a) of the Disclosure Schedule, no Target Company is a party to or bound by any, nor, to the extent such Contract relates to the Business, is any Seller party to or bound by any of the following (each, a Material Contract):

(i)                                   Contract with any customer or supplier that involved the payment by or to a Target Company or a Seller (to the extent related to the Business), respectively, of more than $1,000,000 during the course of the year ended December 31, 2016;

(ii)                                Contract under which a Target Company or Seller (to the extent related to the Business) has incurred (or has the ability to incur) any Indebtedness;

(iii)                             Contract requiring payments by or to a Target Company or Seller (to the extent related to the Business) of more than $1,000,000;

(iv)                            Contract that involves the acquisition, disposition, merger or asset purchase or asset sale to or from any Target Company executed at any time during the three year period ending on the date hereof and involving consideration in excess of $1,000,000 (or an equivalent amount in any other currency) or providing for any material continuing obligations (including indemnification obligations) of a Target Company;

(v)                               Contract that is a collective bargaining agreement or otherwise involves any labor union or other employee representative of a group of employees;

(vi)                            Contract that creates a partnership or joint venture with any other Person or otherwise relates to the ownership of equity or investment in any Person;

(vii)                         Except for any Government Contract, Contract that (A) grants to any Person a preferential right, right of first refusal or option to purchase products or services of any Seller with respect to the Business or of a Target Company; (B) contains an exclusivity, pricing or margin provisions or a “most favored nations” clause with respect to the products and services of the Business; or (C) contains any

“take or pay”, “requirements” or similar provisions obligating a Person to provide the quantity of goods or services required by another Person;

(viii)                      Contract pursuant to which a Target Company or a Seller (to the extent related to the Business) extends a written warranty, guaranty or other similar undertaking with respect to contractual performance, other than in the ordinary course of business;

(ix)                            Contract that limits or purports to limit, in any respect, the ability of a Target Company or a Seller (to the extent related to the Business) to engage in any line of business, to compete with any Person or to operate its business in any geographic area, or that requires a Target Company or Seller (to the extent related to the Business) to purchase all or substantially all of its requirements of any product or service from any Person or that contain minimum purchase requirements provisions or that require a Target Company or Seller with respect to the Business to conduct business on an exclusive basis with any Person;

(x)                               Contract that involves any settlement, conciliation or similar arrangement pursuant to which a Target Company or Seller (with respect to the Business) will have any material performance or payment obligations after the Closing Date;

(xi)                            Contract that relates to the employment by a Target Company of any director, officer, Business Employee or other Person or by a Seller of a Business Employee with respect to the Business on a full-time, part-time, consulting or other basis that (A) provides annual base cash compensation in excess of $200,000 (or an equivalent amount in any other currency), (B) provides for Change of Control Payments or (C) is not an at-will Contract and has a specified term that will not have expired by the Closing Date;

(xii)                         Contract that involves a license pursuant to which the Business licenses from any Person Intellectual Property, except for (A) any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which the Business is the licensee or (B) any license that is not material to the Business;

(xiii)                      Contract that is a note receivable held by the Business;

(xiv)                     Contract pursuant to which any Governmental Authority has any rights, title or interest in or to any material Business Intellectual Property; or

(xv)                        Contract that commits any Target Company or Seller (with respect to the Business) to enter into any of the foregoing.

(b)                                 Each Material Contract, a true and correct copy of each of which has been made available to the Purchasers, is in full force and effect and is the legal, valid and binding obligation of the Target Company or the Seller party thereto and, to Sellers’ Knowledge, each of the other parties thereto, enforceable against the Target Company or the Seller (as applicable) and, to Sellers’ Knowledge, each of the other parties thereto, in accordance with its terms, subject as to enforceability to (i) Applicable Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Applicable Law governing specific performance, injunctive relief and other equitable remedies. With respect to each Material Contract, neither any Target Company or Seller (as applicable), nor, to the Sellers’ Knowledge, any other party to the Material Contract, is in breach or default in any material respect under any provisions of such Material Contract, except for such material breaches or defaults as to which requisite waivers or consents have been issued or obtained.  To the Sellers’ Knowledge, no condition or events exist which, with or without the giving of notice or lapse of time or both, would constitute a material breach or default under any Material Contract.

(c)                                  No customer Contract (including any Government Contract) between any Seller (to the extent related to the Business) or any Target Company and any other Person (including any Governmental Authority) for the purchase of products of the Business (i) is terminable or cancellable by the counter-party or (ii) provides that the counter-party thereto may (A) return any product or reduce the commitment to purchase products or (B) impose financial penalties on the applicable Seller or Target Company, in the case of clause (i) or (ii), as the result of the failure of any product covered thereby to be certified or re-certified for its intended use by any applicable Certifying Authority.

4.12                        Government Contracts

(a)                                 Immediately prior to the Closing, each Government Contract to which a Target Company is party, or to which a Seller is party (to the extent related to the Business), is not in default, and is enforceable as to the Target Company or Seller party thereto in accordance with its terms subject to (i) Applicable Law of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Applicable Law governing specific performance, injunctive relief and other equitable remedies.  Section 4.12(a) of the Disclosure Schedule sets forth a true and correct list of each Active Government Contract and each Government Bid to which the Target Companies or the Sellers are a party, which has not expired and for which an award has been issued.

(b)                                 With respect to each Active Government Contract or each Government Bid set forth on Section 4.12(a) of the Disclosure Schedule:

(i)                                   The Target Companies and the Sellers (to the extent related to the Business) have fully complied with all requirements of the Truth in Negotiations Act, the Procurement Integrity Act, the False Claims Act and all other Applicable Laws applicable to any such Government Contracts and Government Bids and there is no pending, and to the Knowledge of the Target Companies and the Sellers, no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the Applicable Laws of the United States) in connection with any such Government Contract or under the False Claims Act, the Truth in Negotiations Act or the Procurement Integrity Act.

(ii)                                There are no Proceedings pending or, to the Sellers’ Knowledge, threatened, against any Seller (to the extent related to the Business) or any Target Company or, to the Sellers’ Knowledge, against any of their respective directors, managers or officers with respect to a violation of a contractual obligation or any Applicable Law relating to any such Government Contract.

(iii)                             From January 1, 2013 to the date of this Agreement, none of the Target Companies or the Sellers (to the extent related to the Business) has any material pending claims (as the term claim is defined in Federal Acquisition Regulation (FAR) 2.101) with respect to any such Government Contract, and, to the Sellers’ Knowledge, there is no request or challenge by a Governmental Authority or any Person for a contract price adjustment or a disallowance of any cost incurred or invoice rendered by the Target Companies or the Sellers (to the extent related to the Business), including a request or challenge based on a claimed disallowance by the Defense Contract Audit Agency (DCAA) (or other applicable Governmental Authority) or claim of defective pricing against the Target Companies or the Sellers. The Target Companies’ and the Sellers’ cost accounting systems and procurement systems and the associated entries reflected in the Target Companies’ and the Sellers’ financial records, and any submissions to any Governmental Authority, are in compliance with FAR Part 31 and the applicable cost accounting standards.  The Target Companies’ incurred cost submissions and the financial records of the Target Companies and the Sellers have been submitted in accordance with applicable provisions in FAR Part 31 and the Truth in Negotiations Act.  To the Sellers’ Knowledge, no facts exist which could give rise to a claim or request for repayment or reimbursement under any of the Target Companies’ or the Sellers’ Government Contracts.

(iv)                            There are no pending or, to the Sellers’ Knowledge, threatened administrative (other than routine DCAA audits or security investigations), civil fraud or criminal audit or investigation by any Governmental Authority against the Target Company or the Sellers (to the extent related to the Business), or to the Knowledge of the Target Companies or the Sellers, any agent acting on behalf of the Target Company or the Sellers with respect to any alleged irregularity, misstatement or omission arising under or relating to such a Government Contract or Government Bid. Since January 1, 2013, none of the Target Companies or the Sellers (to the extent related to the Business) has initiated an internal investigation that is ongoing as of the date of this Agreement, completed an internal investigation that concluded that a material violation of a contractual obligation or Applicable Law occurred, or made any voluntary or mandatory disclosure to any Governmental Authority or other customer with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to such a Government Contract or Government Bid, or failed to make any disclosure without which any Target Company or any Seller (to the extent related to the Business) would be subject to suspension or debarment pursuant to the FAR.

(v)                               Since January 1, 2013, to the Sellers’ Knowledge, all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Target Companies or the Sellers (to the extent related to the Business)  to a Governmental Authority with respect to any such Government

Contract or Government Bid (or a change or modification thereto) were true, complete and correct as of their effective date, and, as applicable, updated, and the Target Companies or the Sellers (to the extent related to the Business) have complied in all material respects with all such representations and certifications and, to the Sellers’ Knowledge, neither any Governmental Authority nor any prime contractor, subcontractor, or other Person or entity has notified the Target Companies or Sellers, orally or in writing, that the Target Companies or Sellers have, or may have, breached or violated in any material respect any Applicable Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid.

(vi)                            Neither the Target Companies nor the Sellers, nor any of the respective directors, officers, employees, consultants or agents (to the extent related to the Business), is, or within the past three years has been, to the Sellers’ Knowledge, (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any Governmental Authority, (ii) the subject of any material audit or investigation by the Target Companies or the Sellers, in the case of each of clauses (i) and (ii), with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of any Government Contract with, or grant of any authorization from, any Government Authority. There exist no facts or circumstances that, to the Knowledge of the Target Companies or the Sellers, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Target Companies or the Sellers or any of their respective directors, officers or managers (to the extent related to the Business), in any such case, for purposes of doing business with any Governmental Authority.

4.13                        International Trade

(a)                                 Except as disclosed in Section 4.13(a) of the Disclosure Schedule, each Target Company is, and at all times within the past five years has been, in compliance, in all material respects, with all International Trade Applicable Laws and Regulations that apply to the Target Companies and the Sellers (to the extent related to the Business). The Target Companies and the Sellers (to the extent related to the Business) have, to Sellers’ Knowledge, not engaged in any activity with any Persons located in or organized under the laws of sanctioned territories (currently, as the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of Ukraine) or any Person or entity designated by OFAC on the list of Specially Designated Nationals and Blocked Persons, insofar as such activities are prohibited under International Trade Applicable Laws and Regulations that apply to the Target Companies and the Sellers (to the extent related to the Business), and except as licensed by the cognizant Governmental Authority.  During the past five years, neither the Target Companies nor the Sellers (to the extent related to the Business) have submitted a voluntary or mandatory disclosure with respect to, or otherwise become aware of, a violation or potential violation of any International Trade Applicable Laws and Regulations by the Target Companies or the Sellers or initiated any investigation of an actual or potential violation of any International Trade Applicable Laws and Regulations by the Target Companies or the Sellers.  Except as set forth on Section 4.13(a) of the Disclosure Schedule, neither the Target Companies nor the Sellers (to the extent related to the Business) have received any written or, to the Knowledge of the Target Companies or the Sellers, other communication from any Government Authority during the past three years that alleges that either the Target Companies or the Sellers are not, or may not be, in compliance with, or have, or may have, any Liability under any International Trade Applicable Laws and Regulations. The Target Companies and the Sellers (to the extent related to the Business) have made available to the Purchasers accurate information concerning each license issued to the Target Companies and the Sellers (to the extent related to the Business) for the export of any controlled item, software, technology, technical data or defense service — or for the export to (or from) any sanctioned Person or geographical region — that is currently in effect or was in effect at any time within the last five years.

(b)                                 Except as set forth on Section 4.13(b) of the Disclosure Schedule, since January 1, 2013, neither the Target Companies nor the Sellers, nor, to the Sellers’ Knowledge, any officers, directors, agents, employees, consultants, members, shareholders, managers, advisors or other representatives (to the extent related to the Business) have taken any action, directly or indirectly, that would result in a violation of the FCPA or any other applicable anti-bribery or anti-corruption Applicable Law, nor, to the Sellers’ Knowledge, has any such Person offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, to any officer, employee, or any other Person acting in an official capacity for any Governmental Authority, to any political party or official thereof or to any candidate for political office (individually and collectively, a Government Official), directly or indirectly, to any Government Official (i) for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority; or (ii) in order to assist a Target Company in obtaining or retaining business or directing business to a Target Company.

(c)                                  Since January 1, 2013, the Target Companies and the Sellers (to the extent related to the Business) have conducted its business in compliance in all material respects with the FCPA or any other applicable anti-bribery or anti-corruption Applicable Law and have retained accurate books and records and instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(d)                                 Section 4.13(d) of the Disclosure Schedule sets forth a true and correct list of each valid Export Authorization issued by a Governmental Authority, as well as each Export Authorization Application, to which a Target Company or a Seller is a party (to the extent related to the Business).  The Sellers shall review and update Section 4.13(d) of the Disclosure Schedule, as may be needed, immediately prior to the Closing to reflect all valid Specified Export Authorizations and Export Authorization Applications.

4.14                        Compliance with Applicable Law; Permits

Each Target Company is and each Seller (to the extent related to the Business) is and has been, since January 1, 2013, in material compliance with all Applicable Law. As of the Closing, each Target Company is in possession of all material permits, licenses, certificates or other authorizations or consents of a Governmental Authority (each a Permit and collectively the Permits) necessary for the conduct of the Business as presently conducted, each of which is identified on Section 4.14 of the Disclosure Schedule.  The Target Companies and the Sellers are in compliance in all material respects with all Permits that are necessary for them to conduct the Business in the manner in which it is presently conducted.  No Target Company or Seller has received any written notice from the applicable Governmental Authority threatening the termination, revocation, suspension or restriction of any such Permit. The Permits are transferable and none of the Permits will be adversely affected in any manner or terminated or subject to termination as a result of the consummation of the transactions contemplated hereby.

4.15                        Taxes

(a)                                 All Taxes for which a Target Company is or may be liable have been duly and timely paid to the proper Governmental Authority.  All Taxes that are required by Applicable Law to be withheld, paid or collected by the Target Companies have been duly and timely withheld, paid or collected and, to the extent required by Applicable Law, have been duly and timely paid over to the proper Governmental Authority.

(b)                                 With respect to Tax Returns that are required to be filed solely by a Target Company (a Target Company Standalone Tax Return), each Target Company has duly and timely filed all Target Company Standalone Tax Returns, no Target Company has received or requested any extension of time to file a Target Company Standalone Tax Return that remains unfiled and all Taxes due with respect to periods covered by those Target Company Standalone Tax Returns have been duly and timely paid or will be duly paid by their due dates.  All such Target Company Standalone Tax Returns are true, complete and accurate in all respects.  For all periods and Taxes where a Target Company did not file a Target Company Stand Alone Tax Return, such Target Company (or its income, paid, loss, deduction, credits, property, business activity and other relevant items, as applicable) were properly included in a duly and timely filed Tax Return of an Affiliate.  None of the Target Companies is or has ever been (i) a party to any Tax sharing or Tax allocation Contract, (ii) included in any consolidated, combined, unitary or similar Tax Return (other than by reason of being disregarded for US federal income tax purposes) and (iii) liable for the Taxes of any other Person.

(c)                                  No federal, state, local or foreign Tax Proceedings are pending or being conducted with respect to, and no notice of any Tax Proceeding from any Governmental Authority has been received in respect of, any of the Target Companies, and to Sellers’ Knowledge, no Governmental Authority is contemplating any Tax Proceeding. No Target Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension of time is currently outstanding, and no Target Company has granted any currently effective power of attorney with respect to Tax matters.

(d)                                 The US Target Company and the US Seller are entities disregarded as separate from their owners, within the meaning of Section 301.7701-2(c)(2) of the Treasury Regulations.

4.16                        Employee and Labor Matters

(a)                                 Except as specified in Section 4.16(a) of the Disclosure Schedule, no Target Company or Seller is party to or bound by any collective bargaining agreement covering, there are no labor unions, works councils or other organizations representing, any Business Employee and, to the Sellers’ Knowledge, no petition has been filed or Proceeding instituted by any Business Employees of any Target Company or of any Seller with any labor relations board seeking recognition of a bargaining representative. No strike, slowdown, picketing, work stoppage or concerted refusal to work overtime has occurred between any Target Company or any Seller, on the one hand, and any Business Employee, on the other hand, in the past four years, nor, to the Sellers’ Knowledge, is such an event threatened between any Seller or any Target Company, on the one hand, and any of their Business Employees, on the other hand.

(b)                                 Without limiting the generality of Section 4.14 of this Agreement, every Target Company and each Seller is in compliance in all material respects with all Applicable Laws pertaining to the employment of their Business Employees, including all such Applicable Laws relating to employment and employment conditions and practices, terms and conditions of employment, wages and hours, worker classification, equal employment opportunities, prohibited discrimination or harassment, employee data protection, occupational safety and health matters, use of regulated substances and radioactive materials, discrimination, and immigration, and none of the Target Companies or Sellers conduct or have conducted business in a manner or have implemented any practices that could give rise to any material claim or action under such contracts or Applicable Laws, and no claim of noncompliance has been made or, to Seller’s Knowledge, threatened.  Without limiting the generality of the foregoing, (i) each Target Company and Seller has complied in all material respects with all Applicable Laws regarding the maintenance, use, sharing or processing of Employee Personal Data, (ii) each individual who renders or has rendered services to any Target Company or Seller who is or has been classified as having the status of a consultant, independent contractor, or other non-employee status for any purpose (including for purposes of taxation and tax  reporting) has been properly so characterized, and (iii) each employee of, or other person providing services to, any Target Company or Seller who is or has been classified as exempt from payment of overtime has been properly so characterized.

(c)                                  Except as set forth in Section 4.16(c) of the Disclosure Schedule, all of the Business Employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without, individually or in the aggregate, any material Liability being incurred in respect of such individuals other than as may be required by Applicable Law or employee benefit plans. Each Target Company’s relationships with all individuals who act on their own as contractors or other service providers to such Target Company can be terminated at any time for any reason without, individually or in the aggregate, any material Liability being incurred in respect of such individual other than with respect to compensation or payments accrued before the termination.

(d)                                 Section 4.16(d) of the Disclosure Schedule lists the current job title, work location, compensation, hire date, leave status (if on leave) and accrued leave entitlements of all Business Employees.  Except as set forth on Section 4.16(d) of the Disclosure Schedule, there are no Change of Control Payments or other bonuses, payments, compensation or consideration of any kind or nature whatsoever payable to the Business Employees or other Persons providing services to the Sellers’ Group (to the extent related to the Business) by the Target Companies as a result of the consummation of the contemplated transactions.

(e)                                  No member of the Sellers’ Group and  none of the Target Companies are delinquent in any payments to any of their current or former Business Employees for any wages, salaries, commissions, bonuses or other direct compensation, (including overtime, late-payment penalties or deferred compensation of any type).  No member of the Sellers’ Group or Target Company is indebted to any employee other than for the current cycle of accrued wages, salaries, commissions, bonuses or other direct compensation for any services performed and for any expenses incurred in connection with the employment of the employment of the employee.

(f)                                   None of the Business Employees are unpaid interns as defined by Applicable Law.  None of the Business Employees are foreign nationals whose immigration status is sponsored by any member of the Sellers’ Group or any Target Company.

(g)                                  Without limiting the generality of Section 4.03 of this Agreement or Section 4.03 of the Disclosure Schedule, there is no employment-related Proceeding pending or, to the Sellers’ Knowledge, threatened by or on behalf of any Person, relating to an alleged violation or breach by any Target Company or member of Sellers’ Group (or their respective stockholders, members, employees, officers, managers or directors) of any employment-related Applicable Law or employment Contract.  For avoidance of doubt, there is no pending or reasonably anticipated claim (including a cause of action, suit or demand), Proceeding or, to the Sellers’ Knowledge, dispute relating to wage and hour compliance, workplace safety compliance, equal employment opportunities, prohibited discrimination or harassment, or other similar employment activities, between any Target Company or member of Sellers’ Group, on the one hand, and any union, past or present Business Employee, contractor or consultant, or group of employees, contractors or consultants, on the other hand.

(h)                                 There is no workers’ compensation Liability, experience or matter outside the ordinary course of business with respect to the Business Employees except as would not, individually or in the aggregate, result in a material Liability.

(i)                                     The Target Companies and the Sellers’ Group have made available to the Purchasers true and complete copies of all employee manuals, handbooks, and policy statements relating to the employment of the current Business Employees in effect as of the date Agreement

4.17                        Benefit Plans

(a)                                 Section 4.17(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Employee Benefit Plan.

(b)                                 The Sellers have made available to the Purchasers an accurate and complete copy of (i) each Employee Benefit Plan (including any amendments thereto) that has been reduced to writing (and a complete description of any oral plans or contracts); (ii)  each summary plan description or notice of material modifications; (iii) the Form 5500 filed in each of the most recent three plan years with respect to each applicable U.S. Employee Benefit Plan, including all schedules thereto; and (iv) with respect to each U.S. Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent determination letter issued by the IRS for each such Employee Benefit Plan.

(c)                                  Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, as to its qualification, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(d)                                 No Employee Benefit Plan is subject to Title IV of ERISA, and neither the Seller nor any of the Target Companies or Sellers or any organization that is a member of a controlled group of organizations with any one of them within the meaning of Sections 414(b), (c), (m) and (o) of the Code has within the past six years sponsored or contributed to, or has or had any Liability or obligation in respect of, any plan subject to Title IV of ERISA.

(e)                                  Other than as required under Section 601 et. seq. of ERISA or other Applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Seller nor any of the Target Companies or Sellers has any Liability to provide post-termination or retiree welfare benefits to any individual

(f)                                   No Employee Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or is otherwise a plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, and no Target Company has any liability with respect to any such plan.

(g)                                  No Proceeding has been asserted or instituted with respect to any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims). and to Sellers’ Knowledge no such claim or Proceeding has been threatened.

(h)                                 Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including, without limitation, ERISA and the Code (including Section 409A of the Code) and any applicable foreign Applicable Laws, and all applicable regulations issued thereunder.

(i)                                     The Sellers have extended offers of medical coverage for the 2017 plan year under an eligible employer-sponsored plan to a sufficient number of full-time employees, as defined in the Patient Protection and Affordable Care Act of 2010 and the regulations issued thereunder, in a manner such that the Target Companies shall not be subject to assessable payments under Section 4980H of the Code.

(j)                                    Except as specified in Section 4.17(j) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in compensation becoming due under any Employee Benefit Plan or (ii) accelerate the time of payment or vesting or increase the amount, or require the funding, of compensation or benefits due to any Business Employee or other individual service provider of any Target Company under any Employee Benefit Plan.

4.18                        Environmental, Health and Safety Matters

(a)                                 The Seller has made available to the Purchasers all assessments, reports, studies, records and other documents related to (a) the environmental condition of all real estate currently or formally owned or leased by the Target Companies or used in the Business, (b) actual or potential environmental liabilities of the Target Companies and the Business, and (c) health and safety matters associated with the Target Companies and the Business (the Environmental Assessments), in each case to the extent such documents disclose a material Liability of the Target Companies or the Sellers (to the extent related to the Business).

(b)                                 The Target Companies and the Sellers (to the extent related to the Business) are in compliance, and since January 1, 2014 have been in compliance, in all material respects with all Environmental Applicable Laws applicable to the conduct and operation of the Business including as formerly and presently conducted and with regard to the occupancy or use of the Leased Property, as formerly or presently occupied.  The Target Companies and the Sellers (to the extent related to the Business) possess all Permits required of the Target Companies and the Sellers under Environmental Applicable Laws to conduct the Business as presently conducted or to occupy the Leased Property as presently occupied. No Target Company or Seller has received any written notice stating that the conduct of the Business or the condition of any of the Leased Property is currently in violation of any Environmental Applicable Law, except for such violations as set forth in the Environmental Assessments. Except as set forth in the Environmental Assessments, no Proceeding is pending or, to the Sellers’ Knowledge, threatened against any Target Company or Seller (to the extent related to the Business) that alleges a violation by or material Liability on the part of such Target Company or Seller of any applicable Environmental Applicable Laws arising out of the operation of the Business. To the Seller’s Knowledge, there have been no Releases at or in the vicinity of any Leased Property or formerly leased property that would, individually or collectively, result in a material Liability for the Target Companies.

(c)                                  The Target Companies and the Sellers (to the extent related to the Business) have not disposed of any Hazardous Materials on any Leased Property currently or formerly leased by the Target Companies or the Sellers or at any other locations, in each case other than in compliance with Environmental Applicable Law.

(d)                                 Except as set forth in Section 4.18(d) of the Disclosure Schedules, there are no Hazardous Materials present at any Leased Property and neither the Target Companies nor the Sellers (with respect to the Business) have exposed any Business Employee to any Hazardous Materials, in each case where such presence or exposure is likely to result in a material liability for the Target Companies.

4.19                        Products; Warranties; Certifications; Product Development

(a)                                 Except as set forth on Section 4.19(a) of the Disclosure Schedule, since January 1, 2014, none of the Target Companies or the Sellers has received any written notice stating that the Business is in material default or material breach of a Material Contract as a result of any defects (other than defects covered by warranties) of a product sold by the Business. From January 1, 2014 to the date of this Agreement, there have been no Proceedings with respect to, and none of the Target Companies or the Sellers has received any written notice regarding, a recall, suspension or discontinuance relating to any product of the Business.

(b)                                 Each product manufactured, sold, licensed or otherwise delivered by the Target Companies or the Sellers (with respect to the Business) has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.  No product manufactured, sold, leased, licensed or delivered by a Target Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard product warranty set forth on Section 4.19(b) of the Disclosure Schedule. No Target Company or Seller (with respect to the Business) has any material Liability and, to Sellers’ Knowledge, there is no basis for any present or future claim against such Person giving rise to any material Liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by any such Person.

(c)                                  Section 4.19(c) of the Disclosure Schedule identifies each product designed, manufactured, sold, distributed and serviced by any Target Company or Seller with respect to the Business that is evaluated, certified, qualified, licensed, listed on a qualified product list or approved, or subject to Certification, by any Governmental Authority or any other agency, association, body or Person that provides Certifications of such products of the Business (each such Governmental Authority and other agency, association, body or other Person, a Certifying Authority), and for each such product sets forth (i) the Certification(s) applicable to such product and the evaluation standard to which such product has received Certification, (ii) the date each such Certification was granted and if applicable, any expiration date with respect thereto and (iii) the Certifying Authority that granted each such Certification.  Except as disclosed in Section 4.19(c) of the Disclosure Schedule, all products designed, manufactured, sold, distributed or serviced by any Target Company or Seller with respect to the Business that are required to have a Certification under Applicable Law have the requisite Certification. Each Certification is in full force, and no Target Company or Seller has received any written or, to Sellers’ Knowledge, oral notice from the applicable Certifying Authority threatening the termination, revocation, suspension or restriction of any such Certification or asserting that any Business product or service violates or no longer complies with the requirements for such Certification.  None of the Certifications shall be adversely affected in any manner or terminated or subject to termination as a result of the consummation of the transactions contemplated hereby.

4.20                        Material Customers and Suppliers

(a)                                 Section 4.20(a) of the Disclosure Schedule sets forth a true and complete list of the top 10 customers of the Business measured with respect to gross revenues generated with respect to the Business in the fiscal years ended December 31, 2015 and December 31, 2016 (each, a Material Customer), indicating the approximate amount and approximate percentage of gross revenues of the Business for which each such Material Customer represented.  Since December 31, 2015, no Material Customer has (as a result of the transactions contemplated hereby or otherwise): (i) stopped, or notified any Target Company or Seller, as applicable, in writing (or, to Sellers’ Knowledge, orally) of an intention to stop, using the Business products or services; or (ii) changed, or notified any Target Company or Seller, as applicable, of an intention to change, in any material respect the terms on which it does business with such Target Company or Seller, as applicable, or the amount Business products or services it is prepared to purchase from such Target Company or Seller, as applicable.

(b)                                 Section 4.20(b) of the Disclosure Schedule sets forth a true and complete list of the top 10 suppliers (including vendors and data suppliers) to the Business measured with respect to gross expenditures paid or incurred with respect to the Business in the fiscal years ended December 31, 2015 and December 31, 2016 (each, a Material Supplier), indicating the approximate amount and approximate percentage of gross expenditures which each such Material Supplier represented.  Since December 31, 2015, no Material Supplier has (as a result of the transactions contemplated by this Agreement or otherwise): (i) stopped, or notified any Target Company or Seller, as applicable, in writing (or, to Sellers’ Knowledge, orally) of an intention to stop, selling to or trading with any Target Company or Seller, as applicable; or (ii) changed, or notified any Target Company or Seller, as applicable,  in writing (or, to Sellers’ Knowledge, orally) of an intention to change, in any material respect, the terms on which or the amount it is prepared to sell to any Target Company or Seller, as applicable.

4.21                        Affiliate Transactions

Section 4.21 of the Disclosure Schedule sets forth a true, complete and correct list of all Contracts between the Target Companies, on the one hand, and any member of the Seller Group, on the other hand (Affiliate Contracts). Except as set forth in Section 4.21 of the Disclosure Schedule, or as contemplated by this Agreement or the Ancillary Agreements, none of the Affiliate Contracts will continue in effect following the Closing and neither the Seller nor its Affiliates will have any business arrangement in connection with the Business (other than the Ancillary Agreements.

4.22                        Insurance

Section 4.22 of the Disclosure Schedule contains a complete list of each insurance policy covering the Business as of the date hereof, including with respect to each such policy the coverage amount, limitations, deductibles and self-insurance retention amounts, (b) any administrative, service or similar fees and (c) the amounts paid or accrued thereunder with respect to deductibles, retention amounts and such fees.  Each such insurance policy is in full force and effect, all premiums with respect thereto have been paid, and no written notice of cancellation or termination has been received by any Target Company or Seller.  Such insurance policies are of the type and amount necessary to comply with all material requirements under Applicable Law.  Except as set forth on Section 4.22 of the Disclosure Schedule, (i) no Target Company or Seller (with respect to the Business) has made any claim under any such policy with respect to which an insurer has, by written notice to such Person, questioned, denied or disputed or otherwise reserved its rights with respect to coverage, (ii) no insurer has threatened in writing to cancel or not renew any such policy and (iii) to Seller’s Knowledge, no claims have been made since January 1, 2014, and no claim remains open, under any insurance policy maintained with respect to the Business.

4.23                        Sellers’ Group Contracts

(a)                                 Section 4.23(a) of the Disclosure Schedules identifies each Contract between any member of the Sellers’ Group and any customer, supplier or distributor that relates to both the business acquired by the Seller Parent in the Morpho Acquisition (other than the Business) and the Business and that will not be transferred to a Target Company or the Purchasers on or prior to the Closing Date.

(b)                                 Section 4.23(b) of the Disclosure Schedules sets forth each Contract between any member of the Sellers’ Group and any customer, supplier or distributor that relates to both the business acquired by the Seller Parent in the Morpho Acquisition (other than the Business) and the Business and that will be transferred to a Target Company on or prior to the Closing Date.

4.24                        SAFETY Act

The Sellers have made available to the Purchasers in the Data Room, all correspondence between the Seller, any Target Company or any Seller (with respect to the Business, and the Office of SAFETY Act Implementation at the Department of Homeland Security (DHS), including all applications, modification requests, insurance certificates, license agreement, license agreements, award decisions (favorable and unfavorable), award amendments, inquiries and other requests for additional information and other letters and notifications.

4.25                        Sufficiency of Assets

After giving effect to the Sellers’ Restructuring Transactions, the Target Companies will own the Divestiture Assets and own or lease all material tangible assets used in, and necessary for, the conduct of the Business as presently conducted. The Target Companies have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of such material tangible assets used in, and necessary for, the conduct of the Business as presently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances.  All such assets are in reasonable operating condition and repair, normal wear and tear excepted and consistent with age, and are suitable for the purposes for which they are currently used.  As of the Closing, after giving effect to the Sellers’ Restructuring Transactions, the assets of the Target Companies, when taken together with the rights and services under the Ancillary Agreements, will be sufficient to conduct and operate the Business as is currently conducted.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers jointly and severally hereby represent and warrant to the Sellers as follows:

5.01                        Organization and Standing

The US Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted.  The UK Purchaser is a limited company, duly organized, validly existing and in good standing under the laws of the United Kingdom, and has all requisite corporate power and authority to conduct its business as it is presently conducted.  The US Purchaser, directly or indirectly, owns 100% of the equity of the UK Purchaser.

5.02                        Authority; Execution and Delivery; and Enforceability

Each of the US Purchaser and the UK Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of the US Purchaser and the UK Purchaser, as applicable. Each of the US Purchaser and the UK Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes, and each of the Ancillary Agreements to which a Purchaser is a party will constitute, the valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, subject to Applicable Law (a) relating to bankruptcy, insolvency and the relief of debtors and (b) governing specific performance, injunctive relief and other equitable remedies.

5.03                        No Conflicts; Consents

Except in any case that would not reasonably be expected to prevent, delay, make illegal or otherwise have a material adverse effect on the ability of the Purchasers to consummate the transactions contemplated hereby or under the Ancillary Agreements (a Purchaser Material Adverse Effect), neither the execution, delivery and performance of this Agreement or any of the Ancillary Agreements by the Purchasers, nor the consummation by the Purchasers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any of either Purchaser’s Governing Documents, (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which a Purchaser is a party or by which a Purchaser is bound, in any case with or without due notice or lapse of time or both, (c) violate any Applicable Law or Judgment applicable to a Purchaser or (d) require a Purchaser to obtain any Permit or make any filing with any Governmental Authority.

5.04                        No Proceedings

There is no Proceeding pending or, to the Purchaser’s Knowledge, threatened against a Purchaser or any of its respective Affiliates that questions or challenges the validity of this Agreement or that would reasonably be expected to have a Purchaser Material Adverse Effect.

5.05                        Investment Representations

(a)                                 The Purchasers are acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of any Applicable Law (including the Securities Act). The Purchasers acknowledge that the Equity Interests have not been registered under the Securities Act or under other Applicable Law, and that the Equity Interests may not be transferred or sold except in accordance with the registration requirements of the Securities Act and other Applicable Law, or pursuant to an applicable exemption therefrom. The Purchasers (either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters (including the industries and businesses in which Target Companies operate) so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment for an indefinite period of time.

(b)                                 The Purchasers and their Representatives have been afforded adequate opportunity to meet with, ask questions of and receive answers from the management of the Business in connection with the determination by the Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, and all such questions have been answered to the full satisfaction of the Purchasers.

5.06                        Financing

The Purchasers have, and at the Closing shall have, sufficient funds on-hand to pay the Initial Purchase Price and to make any other payment contemplated hereby, including fees and expenses in connection with the consummation of the transactions contemplated hereby.

5.07                        Brokers or Finders

No member of the Sellers’ Group will be responsible for any commission, finder’s or similar fee for services rendered by any broker, finder, financial advisor or investment bank and provided to the US Purchaser, the UK Purchaser, or any of their respective Affiliates in connection with the Acquisition or any of the transactions contemplated hereby.

5.08                        Disclaimer of Other Representations and Warranties

THE PURCHASERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPLICITLY SET FORTH IN Article III AND Article IV, NEITHER THE SELLERS NOR ANY MEMBER OF THE SELLERS’ GROUP (OR ANY OF THEIR RESPECTIVE

OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE EQUITY INTERESTS, THE TARGET COMPANIES OR THE BUSINESS (INCLUDING ITS FINANCIAL PERFORMANCE), INCLUDING WITH RESPECT TO: (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; (II) THE OPERATION OF THE BUSINESS BY THE PURCHASERS AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, AND EACH AND EVERY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. THE PURCHASERS FURTHER ACKNOWLEDGE THAT THE SELLERS HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION, DOCUMENTS AND OTHER MATERIALS PROVIDED TO THE PURCHASERS IN CONNECTION WITH THE ACQUISITION (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASERS, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS OR IN ANY OTHER FORM), EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN Article III OR Article IV, AND OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS SET FORTH IN Article VII AND Article X AND EXCEPT IN THE EVENT OF FRAUD, NEITHER THE SELLERS NOR ANY MEMBER OF THE SELLERS’ GROUP (OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS) WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASERS OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASERS, ITS AFFILIATES OR REPRESENTATIVES, OR THE PURCHASERS’ USE OF, ANY SUCH INFORMATION, DOCUMENTS AND OTHER MATERIALS; PROVIDED, HOWEVER, THAT IN NO EVENT WILL THIS SECTION 5.08 LIMIT THE PURCHASERS’ ABILITY TO BRING A CLAIM AGAINST THE SELLERS OR THE SELLER PARENT BASED ON FRAUD.

ARTICLE VI
COVENANTS

6.01                        Access to Information

(a)                                 Until the Closing and upon reasonable advance written notice from the Purchasers, the Sellers will, and will use reasonable best efforts to cause the Monitoring Trustee to, allow the Purchasers and their Representatives reasonable access, at the Purchasers’ expense, during normal business hours, under the supervision of personnel of the Sellers, their Affiliates or their respective Representatives and in such a manner as not to interfere with the normal operations of the business of the Sellers or the Target Companies to (a) such materials and information about the Target Companies as the Purchasers may reasonably request (including any and all environmental, zoning and other permit documents and information, and any and all financial, and operational information), (b) specified members of management of the Business as the Parties may reasonably agree. Notwithstanding the foregoing, the Sellers will not be required to disclose (or use reasonable best efforts to cause the Monitoring Trustee to disclose) any information to the Purchasers or their Representatives if such disclosure would be reasonably likely to: (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any Applicable Law (including Antitrust Laws). The Purchasers will, and will cause its Representatives to, hold confidentially all information so obtained in accordance with the terms of the Confidentiality Agreement.

6.02                        Confidentiality; Preservation of Books and Records

(a)                                 The Parties shall continue to abide by that certain Confidentiality Agreement, dated as of March 8, 2017, by and among Safran S.A., Smiths Group plc and the US Purchaser (Confidentiality Agreement), which shall continue in full force and effect until the Closing Date, at which time, the Confidentiality Agreement shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall survive such termination and shall continue in full force and effect in accordance with its terms.

(b)                                 From and after the Closing, the Sellers and their Affiliates shall keep confidential, not disclose to any Person and not use for any purpose except as permitted under this Agreement or unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all non-public information in their possession or of which they have knowledge relating to the Target Companies, the Divestiture Assets or the Business; provided that the Sellers and their Affiliates shall be entitled to disclose, and shall not be liable for disclosure of such non-public information, if such disclosure is required (i) pursuant to any legal process (including pursuant to the assertion of the Sellers’ or any member of the Sellers’ Group’s rights under this Agreement) or regulatory process or request, or (ii) to the extent such disclosure is reasonably necessary for purposes of compliance by the Sellers or any member of the Sellers’ Group with tax or regulatory reporting requirements or Applicable Law; provided further that, in the event of any disclosure pursuant to legal process or Applicable Law, the Sellers shall, to the extent legally permissible, provide notice to Purchasers in advance of making any disclosures, and exercise commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with the Purchasers (at the Purchasers’ expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(c)                                  From and after the Closing, the Purchasers and their Affiliates shall keep confidential non-public information in their possession or of which they have knowledge relating to the Sellers, any of their Affiliates or any of their businesses (other than the Business); provided that the Purchasers and their Affiliates shall be entitled to disclose, and shall not be liable for disclosure, of non-public information if such disclosure is required (i) pursuant to any legal process (including pursuant to the assertion of the Purchasers’ or any of the Purchasers’ Affiliates’ rights under this Agreement) or regulatory process or request, or (ii) to the extent such disclosure is reasonably necessary for purposes of compliance by the Purchasers or any of the Purchasers’ Affiliates with tax or regulatory reporting requirements or Applicable Law; provided further that, in the event of any disclosure pursuant to legal process or Applicable Law, the Purchasers shall, to the extent legally permissible, provide notice to Purchasers in advance of making any disclosures, exercise commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with the Sellers (at the Sellers’ expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(d)                                 Each of the Parties shall preserve, until at least the sixth (6th) anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such Party relating to the Business. After the Closing Date and up until at least the sixth (6th) anniversary of the Closing Date, upon any written request in connection with an audit, accounting, tax, litigation, federal securities disclosure or other similar need or reasonable business purpose from a Party or its Representatives, the Party holding such records shall: (a) provide to the requesting Party or its Representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its Representatives to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out of pocket expenses); provided that nothing herein shall require any Party to disclose any information to the other if such disclosure would, based on the advice of outside counsel, result in the loss of any attorney work-product protections, attorney-client privileges or similar protections and privileges, or contravene any Applicable Law.

6.03                        Regulatory Authorizations and Consents; Efforts

(a)                                 Each of the Sellers and the Purchasers agree that the only notifications and approvals required to be filed and obtained under Antitrust Laws in connection with the Acquisition and the other transactions contemplated hereby are the filings and corresponding approvals in the jurisdictions set out in Annex 6.03(a) (the Required Notifications).

(b)                                 Subject to clause (e) below, each of the Parties will use their respective best efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to satisfy, or cause to be satisfied, all conditions to the obligations of the Parties under this Agreement over which it has control or influence, including but not limited to making any submissions or filings that may be necessary to the Defense Security Service (the DSS), and to cause the Acquisition to be consummated as promptly as practicable in accordance with the terms hereof.

(c)                                  Not later than the first Business Day following the date of this Agreement, the Purchasers shall prepare and file the Required Notifications. Notwithstanding anything to the contrary contained in this Agreement, the Purchasers shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Authority which are required in connection with the Required Notifications.

(d)                                 The Purchasers shall be responsible for payment of all filing fees in connection with the Required Notifications and each Party shall bear its own legal fees and other expenses in connection with the Required Notifications.

(e)                                  Without limiting the generality of the Purchasers’ covenants otherwise set out in  this Section 6.03, the Purchasers agree: (i) to use their best efforts and to take any and all steps necessary to avoid and eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to consummate the Acquisition and the other transactions contemplated hereby as promptly as practicable, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of: (x) such of its assets, properties or businesses; or (y) the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as may be necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other decision or order in any Proceeding, that would have the effect of delaying or preventing the consummation of the Acquisition and the other transactions contemplated hereby; and (ii) that they shall (at their sole cost and expense, other than as provided in clause (d) above but subject to clauses (f) and (g) below) defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or Judgment (whether temporary, preliminary or permanent) that would have the effect of delaying or preventing the consummation of the Acquisition and other transactions contemplated hereby; provided that such litigation shall in no way limit the obligation of the Purchasers to use their best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Acquisition and the other transactions contemplated hereby as promptly as practicable: provided that nothing in this Section 6.03(e) shall require the Parties to consummate the Acquisition or the other transactions contemplated hereby prior to the Purchaser Targeted Closing Date.

(f)                                   Each Party shall promptly notify the other of any communication (including oral  communications) it or any of its Affiliates receives from any Governmental Authority relating exclusively to the Required Notifications and permit the other to review in advance any proposed communication by such Party to any Governmental Authority in respect of the same. Neither of the Parties shall participate in or agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of any such investigation), litigation or other inquiry related exclusively to the Required Notifications unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such meeting. Each Party will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the Required Notifications and in seeking early termination of any applicable waiting periods under any Antitrust Law. Subject to the confidentiality provisions of the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating exclusively to the Required Notifications; provided that such materials may be redacted by the Sellers solely: (i) to remove references concerning valuation of the Target Companies; (ii) to remove references to information relating exclusively to the Morpho Acquisition or the parties thereto; (iii) as necessary to comply with contractual arrangements; and (iv) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(g)                                  The Purchasers shall not enter into any transaction, or any Contract or other instrument or document (whether or not binding) to effect any transaction that might reasonably be expected to increase the time required, or reduce the Parties’ respective abilities, to: (i) obtain any approval under the Antitrust Laws, including the approvals required to be obtained pursuant to Section 6.03(a); (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would have the effect of delaying in any material respect or preventing the consummation of the Acquisition and the other transactions contemplated hereby; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

(h)                                 The Purchasers acknowledge that in order to fulfil the Orders and the Commitments, the Seller Parent will need to be able to demonstrate and/or the DOJ and/or the European Commission and/or the Monitoring Trustee may need to verify, that the Purchasers meet the relevant purchaser requirements and that, by this Agreement and the Ancillary Agreements, the Business is sold, subject to Section 8.01(c), in a manner consistent with the Orders and the Commitments.

6.04                        Employee Matters

(a)                                 Employees.

(i)                                   The Purchasers will, or will cause its Affiliates or the Target Companies to, (A) continue to employ the Business Employees with effect from the Closing Date (in jurisdictions where employment continues by operation of Applicable Law) or (B) offer employment to the Business Employees to commence on the Closing Date (in jurisdictions where employment does not continue by operation of Applicable Law), in each case, in accordance with Applicable Law. The Business Employees are identified on Section 6.04(a)(i) of the Disclosure Schedule.  In respect of compensation, position and responsibility, such continued employment or offer of employment, as applicable, will be on terms and conditions that are substantially equivalent to those provided to the Business Employees immediately prior to the Closing and, in each case, in accordance with Applicable Law.  In respect of employee benefits plans, including vacation and other leave entitlements, as well as health and welfare plans, Purchasers may cancel, or may cause its Affiliates or the Target Companies to cancel, any such plans covering the Business Employees as of the Closing Date, and to instead make the Business Employees subject to the Purchasers’ benefit plans under the same terms and conditions as such plans are offered to comparable employees of the Purchasers, in each case, in accordance with Applicable Law. Each Business Employee who as of the Closing (A) is employed by a Target Company, (B) continues in employment with the Purchasers or their Affiliates by operation of Applicable Law or (C) who takes up employment with the Purchasers or their

Affiliates pursuant to an offer of employment made pursuant to this Section 6.04(a)(i), will be referred to in this Agreement as a Transferred Employee.

(ii)                                Except as set forth in the next sentence and except for any Liability for Change of Control Payments for which the Sellers indemnify the Purchaser Indmenitees pursuant to Section 10.02(a)(iv) and severance obligations for which the Sellers indemnify the Purchaser Indemnitees pursuant to Section 10.02(a)(vi), the Purchasers shall assume, or shall cause an Affiliate of the Purchasers to assume, all Liabilities of the Sellers with respect to the Transferred Employees which accrue at any time, including all Liabilities relating to any obligation to consult with the Business Employees or their representatives in respect of the transactions contemplated by this Agreement and the plan to transfer their employment to the Purchasers or their applicable Affiliate. The foregoing obligation of the Purchasers shall not apply to any Liabilities that arise under any of the Sellers’ Employee Benefit Plans (which are covered in Section 6.04(b)).  A member of the Sellers’ Group may terminate the employment of any Business Employee who does not become a Transferred Employee on the Closing Date.

(iii)                             To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program (including vacation and sick days) or arrangement established or maintained by the Purchasers or their Affiliates for the benefit of Transferred Employees, such plan, program or arrangement will, if administratively practicable under the terms of the plan and Applicable Law, credit such employees or former employees for service on or prior to the Closing with the Target Companies and their Affiliates, except that such service credit will not apply for purposes of benefit accruals under any defined benefit pension or retirement plan or to the extent such service credit will result in a duplication of benefits.

(iv)                            From and after the Closing Date, the Purchasers will honor or cause the Target Companies or their Affiliates, as the case may be, to honor only those individual employment, severance, retention or other compensation agreements specified in Section 6.04(a)(iv) of the Disclosure Schedule.

(v)                               Five (5) Business Days prior to the Closing, the Sellers will deliver an updated Section 6.04(a)(i) of the Disclosure Schedule to reflect changes in personnel actually performing services on behalf of the Business between the date of this Agreement and the Closing in respect of (A) the termination of employees who have terminated their employment in the ordinary course or who have been terminated for cause; (B) hiring of any new employees to fill vacant positions in the Business; and (C) the creation of any new positions to the extent any such increase in headcount is reasonably necessary due to an increase in business or revenues, including as a result of winning additional bids, tenders or projects.

(b)                                 Benefits Arrangements.

(i)                                   Each of the Purchasers and their Affiliates will assume or continue the Employee Benefit Plans which it is required to assume in accordance with Applicable Law in connection with the consummation of the transactions contemplated hereby or which transfer with the Target Companies by operation of Applicable Law, which Employee Benefit Plans will be listed and notified to the Purchasers not later than June 20, 2017 (the Assumed Employee Benefit Plans).

(ii)                                Transferred Employees will cease to participate in all Employee Benefit Plans other than Assumed Employee Benefit Plans effective as of the Closing.

(iii)                             With respect to the benefit plans, programs or arrangements maintained by the Purchasers which cover the Transferred Employees (the Purchaser Benefit Plans) and which provide medical, health or welfare benefits, if administratively practicable under the terms of the plan and Applicable Law, the Purchasers will cause such Purchaser Benefit Plans to (A) waive any preexisting condition limitations for conditions covered under the applicable Employee Benefit Plans (other than the Assumed Employee Benefit Plans) listed on Section 6.04(b)(iii) of the Disclosure Schedule (the Retained Plans) available to the Transferred Employees immediately prior to the Closing and any applicable waiting periods and (B) credit the Transferred Employees with any deductible and out-of-pocket expenses incurred by such Transferred Employees and their dependents under the Retained Plans during the portion of the current year preceding the Closing Date for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar Purchaser Benefit Plan in which such employees may be eligible to participate after the Closing Date. With respect to aggregate lifetime maximum benefits available under the Purchaser Benefit Plans, a Transferred Employee’s prior claim experience under any of the Retained Plans will not be taken into account.

(c)                                  Transfer of Benefit Plan Assets and Liabilities.

(i)                                   The Parties acknowledge and agree that the Purchasers will be responsible for providing “continuation coverage” required under Code Section 4980B (COBRA) to all employees of the Target Companies and persons associated with such employees who are entitled to COBRA “continuation coverage” as a result of any “qualifying event” that occurs following the Closing. The terms with quotation marks in this Section 6.04(c)(i) have the meaning given them under Section 4980B of the Code and the Treasury Regulations issued thereunder.

(ii)                                Provided that the Purchasers are reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that an Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code meets all applicable requirements for such qualification, the Purchasers will take all action necessary to cause a qualified retirement plan maintained by the Purchasers or one of their Affiliates to accept “direct rollovers” of Transferred Employees’ account balances under such Employee Benefit Plan, including, to the extent permissible under the applicable Purchaser Benefit Plan, promissory notes representing outstanding loans under such Employee Benefit Plan, if such rollovers are elected in accordance with Applicable Law by such Transferred Employees.

(iii)                             Upon Closing, all Liabilities related to the Assumed Employee Benefit Plans will be deemed assumed by the Purchasers for all purposes under this Agreement.

(d)                                 From and after the Closing, except as otherwise provided in Article X, (i) the Purchasers will indemnify and hold harmless the Seller Indemnitees against all Losses arising or resulting from any suit or claim of violation brought against any Seller Indemnitee under the WARN Act for any actions taken by the Purchasers or any of their Affiliates on or after the Closing Date with respect to any facility, site of employment, operating unit or Transferred Employee and (ii) the Sellers will, jointly and severally, indemnify and hold harmless the Purchaser Indemnitees against all Losses arising or resulting from any suit or claim of violation brought against any Purchaser Indemnitee under the WARN Act for any actions taken by any Seller or Target Company or any of its Affiliates (other than a termination of employment solely to enable the Purchasers or the Target Companies to employ the Business Employees as of the Closing Date) prior to the Closing Date with respect to any facility, site of employment, operating unit or Transferred Employee.  The indemnity in this clause (ii) shall not apply to any Losses incurred by any Purchaser Indemnitee to the extent that such Losses result from actions taken by the Purchasers or their Affiliates following the Closing being aggregated under the WARN Act with actions taken by the Sellers prior to the Closing.  Immediately prior to the Closing, the Sellers will provide the Purchasers a list of the names and the sites of employment or facilities or operating units of those Business Employees who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility or operating unit of the Target Companies or the Business during the 90-day period prior to the Closing.

(e)                                  Notifications and Communications. The Parties will cooperate in connection with any required notification to the Business Employees, representatives thereof, works councils, unions, labor boards, employee representative groups or any relevant Governmental Authorities concerning the transactions contemplated hereby. Prior to the Closing Date, all communications between the Purchasers and any group of Transferred Employees will be coordinated with the Sellers.

(f)                                   No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Business Employee any benefits under any employee benefit plan, fund or program including severance benefits or the right to employment or continued employment with the Purchasers or any Affiliate of the Purchasers for any period by reason of this Agreement.

(g)                                  Employee Data Protection.

(i)                                   The Purchasers will, and will cause their Affiliates to, comply with all Applicable Law regarding the maintenance, use, sharing or processing of Employee Personal

Data, including (A) compliance with any applicable requirements to provide notice to, or obtain consent from, the subject of such Employee Personal Data for processing of the data after the Closing Date and (B) taking any other steps necessary to ensure compliance with local data protection Applicable Law, including the execution of any separate Contracts with the Sellers to facilitate the lawful processing of certain Employee Personal Data (such Contracts to be executed before or after the Closing Date, as necessary).

(ii)                                The Purchasers will, and will cause their Affiliates to, share and otherwise process Employee Personal Data only on a need-to-know basis, only as permitted by Applicable Law and to the extent reasonably necessary to perform its obligations under this Agreement or the Ancillary Agreements or pursuant to the Sellers’ further written instructions. The Purchasers will use commercially reasonable efforts to ensure the security and confidentiality of Employee Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss of such Employee Personal Data. The Purchasers agree that, prior to the Closing, they will not disclose any Employee Personal Data to any third party (other than, to the extent necessary, their human resources advisors specifically engaged by the Purchasers to assist in the transactions contemplated hereby, provided such advisors agree to be bound in writing with the provisions of this Section 6.04(g) to the same extent as the Purchasers and the Purchasers agree to be responsible for any breach of this Section 6.04(g) by such advisors) without the express written approval of the Sellers or unless required by Applicable Law. The Purchasers will immediately inform the Sellers of any breach of this Section 6.04(g).

(h)                                 Payment of Change of Control Payments.  The Sellers shall not, without the prior written consent of the Purchasers, make any Change of Control Payment to any Transferred Employee until the latest date on which such Change of Control Payment is required to be made to such Transferred Employee under the Contract providing for the Change of Control Payment to such Transferred Employee.

6.05                        Publicity

No public release or announcement concerning the Acquisition or the other transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or by the rules and regulations of any stock exchange upon which the securities of a Party are listed, in which case the Party required to make the release or announcement shall, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.06                        Former Directors, Managers and Officers.

(a)                                 The Purchasers will not, for a period of six (6) years after the Closing, take or permit any action to be taken to alter or impair any exculpatory or indemnification provisions now existing in the Governing Documents of any Target Company for the benefit of any individual who served as a director, manager or officer of any Target Company at any time prior to the Closing (the D&O Indemnified Parties), except for any changes which may be required to conform with changes in Applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Without limiting the generality of this Section 6.06, the provisions of this Section 6.06 are intended for the benefit of, and may be enforced by, each of the Indemnified Parties and their respective heirs.

(b)                                 The Purchasers will, as soon as practicable at or after the Closing, procure that written resolutions be adopted and take any other corporate action or procure that such action be taken in order to grant the absolution, discharge, release and acquittal in full, to the fullest extent possible under Applicable Law, of each of the Indemnified Parties for the period up to the Closing, except in the case of gross negligence, willful misconduct or fraud on the part of any such directors, managers or officers (the D&O Release). The Purchasers will cause the D&O Release to be ratified, approved and confirmed in all respects, if required under Applicable Law.

6.07        Affiliate Contracts and Settlement of Intra-Group Balances

(a)                                 Prior to the Effective Closing Time, except as set forth in Section 6.07(a) of the Disclosure Schedule, and except for the Ancillary Agreements, the Sellers shall cause all Contracts between any member of the Sellers’ Group, on the one hand, and any Target Company, on the other hand, to be terminated and to cease to be in effect, without liability on the part of any such Person.  This covenant is intended to be for the benefit of, and shall be enforceable by, the members of the Sellers’ Group and the Target Companies, each of whom shall be an express third-party beneficiary of the obligations set forth herein.

(b)                                 Except as otherwise contemplated hereby the Sellers shall cause all payables, receivables and Indebtedness for borrowed money between any Target Company, on the one hand, and the Sellers’ Group, on the other hand, to be, at the Sellers’ sole discretion, either repaid, capitalized, cancelled or otherwise extinguished prior to the Effective Closing Time.

6.08        Credit and Performance Support Obligations

At or prior to the Closing, the Purchasers shall use commercially reasonable efforts to arrange for substitute letters of credit, guarantees by a Purchaser and other obligations to replace (i) the letters of credit, guarantees and other contractual obligations entered into by or on behalf of the Sellers or any of their Affiliates in connection with any Target Company or the Business (the Seller LCs) outstanding as of the date of this Agreement and set forth on Section 6.08 of the Disclosure Schedule and (ii) any Seller LCs entered into in the ordinary course of business consistent with past practice, on or after the date of this Agreement and prior to the Closing. The Purchasers shall cause the Sellers and their Affiliates to be removed and released, to the extent practicable, effective as of the Closing, in respect of all obligations of the Sellers and their Affiliates under each Seller LC. The Sellers will use commercially reasonable efforts to assist the Purchasers in fulfilling their obligations under this Section 6.08.  The Purchasers will indemnify, defend and hold harmless the Sellers and their Affiliates against, and reimburse the Sellers and their Affiliates for, any and all out-of-pocket costs or expenses paid or incurred by the Sellers in connection with any Seller LC that has not been replaced in accordance with this Section 6.08, including the Sellers’ and their Affiliates’ out-of-pocket expenses in maintaining such Seller LCs, whether or not any such Seller LC is drawn upon or required to be performed, and will in any event promptly reimburse the Sellers to the extent any Seller LC is called upon and the Sellers or any of their Affiliates make any payment or are obligated to reimburse the party issuing the Seller LC, provided that, in the event the Purchasers have provided written evidence that a Seller LC has been replaced by a substitute letter of credit, guarantee or other obligation of the Purchasers, the Purchasers’ indemnification obligations under this sentence shall terminate with respect to each such Seller LC at such time as that Seller LC is replaced by a substitute letter of credit, guarantee or other obligation of the Purchasers, except with respect to any amounts outstanding with respect to the period preceding the applicable date on which such Seller LC has been replaced.

6.09        Ancillary Agreements

(a)                                 Following the Closing, the Sellers shall provide, or cause to be provided, to the Target Companies certain agreed upon services pursuant to a transition services agreement substantially in the form attached as Annex 6.09(a) (the Transition Services Agreement) to be entered into as of the Closing.

(b)                                 At the Closing, the Sellers, or one of their Affiliates, and the US Purchaser shall enter into an Intellectual Property license agreement substantially in the form attached as Annex 6.09(b) (the IP License Agreement).

(c)                                  At the Closing, the Seller Contractor Entity and the Purchaser Contractor Entity shall enter into a Subcontract Pending Novation Agreement substantially in the form attached as Annex 6.09(c) (the Subcontract Pending Novation Agreement).

6.10        Privileged Matters

It is acknowledged by each of the Parties that the Sellers and the Target Companies have retained Freshfields Bruckhaus Deringer US LLP and Freshfields Bruckhaus Deringer LLP (collectively, Freshfields) to act as counsel in connection with the transactions contemplated hereby. The Purchasers hereby agree that in the event that a dispute arises after the Closing involving the Purchasers, a Target Company, or the Sellers, Freshfields may represent the Sellers or any of their Affiliates (or its or their respective officers, directors, employees or agents) in such dispute and in other matters even though the interests of all or some parties may be directly adverse. The Purchasers further agree that, as to all communications among Freshfields, the Target Companies, and/or the Sellers that relate in any way to the transactions contemplated hereby or the terms hereof or the business of any Target Company, the attorney-client privilege and the expectation of client confidence may be controlled by the Sellers and shall not pass to or be claimed by the Purchasers or by any Target Company.

6.11        Use of Name; Certain Intellectual Property Rights

(a)                                 On the Closing Date, the Purchasers shall ensure that the name of each Target Company does not include the words “Morpho” or “Smiths” or any name which, in the reasonable opinion of the Sellers, is substantially or confusingly similar.

(b)                                 From and after the Closing, none of the Purchasers or any of their Affiliates will have the right to use the Excluded Trademarks (defined below); provided, however, the Purchasers will be permitted to (i) use the Excluded Trademarks to sell the inventory of the Business and (ii) use labels, containers and promotional material bearing the Excluded Trademarks, in either case until the quantities in place at the Closing are fully exhausted but in no case longer than twelve (12) months after the Closing Date; provided, further, that in no event may the Purchasers use the Excluded Trademarks in advertising for the Business.

(c)                                  Except as expressly provided in this Agreement or in the Transition Services Agreement, each Purchaser, on behalf of itself and each of its Affiliates, acknowledges and agrees that it is not purchasing, acquiring, licensing or otherwise obtaining any right, title or interest in or to any Intellectual Property owned or licensed by the Sellers or any of their Affiliates, including any trademark that includes “Morpho” or “Smiths” (or, in either case, any variation, combination or derivative thereof), or any other trademark owned or licensed by the Sellers or any of their Affiliates (or any variation, combination or derivative thereof), or in each case, any trademark confusingly similar thereto or embodying any of the foregoing, whether registered or not (the Excluded Trademarks).  Except as expressly provided in this Agreement or in the Transition Services Agreement, the Purchasers shall, and shall cause their Affiliates to, from and after the Closing Date, cease and discontinue promptly after the Closing Date any and all uses of any Intellectual Property owned or licensed by the Sellers or any of their Affiliates, including the Excluded Trademarks.

6.12        Sellers’ Restructuring Transactions

(a)                                 The Sellers and the Purchasers shall use reasonable best efforts to cause the actions and transactions described on Section 6.12 of the Disclosure Schedule (the Sellers’ Restructuring Transactions) to be consummated prior to the Closing. From and after the Closing, the Sellers and the Purchasers shall cooperate with each other to cause any of the Sellers’ Restructuring Transactions that have not been completed prior to the Closing to be completed as promptly as practicable following the Closing.

(b)                                 On or before the consummation of the Sellers’ Restructuring Transactions, (i) the Sellers’ Restructuring Transactions and the execution and delivery of all documents necessary to effectuate the Sellers’ Restructuring Transactions, including intercompany and other asset transfer agreements, bills of sale and assignment, assignments and assumptions of all leases, Contracts, Intellectual Property and licenses and permits (the Restructuring Documents), shall have been duly authorized by all necessary action on the part of each Seller and any applicable Affiliate of any Seller and each Target Company. All such Restructuring Documents shall be substantially in the form attached hereto as Annex

6.12(b) (with such conforming changes as are required under local Applicable Law or to otherwise reflect the assets and liabilities to be assigned, assumed, retained or excluded or that are not materially detrimental). The Purchasers shall be entitled to approve the final forms of all Restructuring Documents, such approval not to be unreasonably withheld, conditioned or delayed.  Each Sellers’, each Seller’s Affiliates’ and each Target Company’s authorizing resolutions shall be in form and substance reasonably satisfactory to the Purchasers.

6.13        Non-Solicitation

During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the Sellers shall not, and shall cause all then existing members of the Sellers’ Group not to, directly or indirectly, solicit for employment or hire any Transferred Employee; provided that the restrictions on the solicitation of certain of the Transferred Employees pursuant to the Commitments shall survive in accordance with, and for the period set forth in, the Commitments and the Orders; and provided further that this Section 6.13 shall not prohibit any member of the Sellers’ Group from hiring any Person (i) whose employment has been terminated by a Purchaser or its Affiliates, or (ii) who a Purchaser agrees in writing the Sellers’ Group may solicit or hire.

6.14        Contact with Customers, Distributors and Suppliers

Until the Closing Date, none of the Purchasers, their Affiliates or any of their respective Representatives may contact or communicate with any of the customers, suppliers, distributors or licensors of the Target Companies or the Business in connection with the transactions contemplated hereby without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing in this Section 6.14 will prohibit the Purchasers, their Affiliates or any of their respective Representatives from contacting the customers, suppliers, distributors or licensors of the Target Companies or the Business in the ordinary course of the Purchasers’ or their Affiliates’ respective businesses as currently conducted solely for the purpose of selling products of the Purchasers’ or their Affiliates’ respective business or for any other purpose unrelated to the Business or the transactions contemplated hereby.

6.15        SAFETY Act Matters

(a)                                 Each Seller and the Purchasers shall reasonably cooperate with each other (i) to procure for Purchasers all insurance programs and policies necessary to comply with all of the Business’s contractual obligations and insurance requirements under the SAFETY Act; and (ii) to enable Purchasers to be in a position to file all appropriate paperwork with DHS to transfer the SAFETY Act certificates and designations and resulting insurance obligations to Purchasers.  Without limiting the generality of the foregoing, each Seller shall (A) provide any necessary consents to transfer, (B) provide information required to request such transfer and (C) respond to any questions Purchasers may receive from the Office of SAFETY Act Implementation at DHS.

(b)                                 The Purchasers will update the Sellers in writing on the status of the matters contemplated in this Section 6.15 on the first day of every calendar month between the date of this Agreement and the Closing Date.

6.16        Insurance Matters

(a)                                 The Purchasers acknowledge and agree that all insurance coverage for the Target Companies and the Business under insurance policies and self-insurance programs of the Sellers’ Group (other than insurance policies and self-insurance programs solely of the Target Companies) will terminate as of the Closing and, following the Closing, no claims by any Purchaser or any of its Affiliates may be brought against any insurance policy or self-insurance program of the Sellers’ Group in respect of the Target Companies or the Business regardless of whether the events underlying such claim arose prior to, at or after the Closing.

(b)                                 Notwithstanding Section 6.16(a), with respect to any claims under any insurance policy covering the Business as of the Closing Date, including all property and casualty insurance policies, workers’ compensation insurance policies related to any Business Employee or third party U.S. automobile liability insurance policies, the Sellers will retain responsibility for claims under such policies, including responsibility to report such claims to the appropriate insurance company or agency, to the extent that (i) the actions, incidents or accidents underlying any such claims occurred prior to the Closing and (ii) such coverage is available under such polices; provided, however, that the Purchasers will reimburse the Sellers for any (i) deductibles or self-insured retention amounts required by any such policies accruing after Closing and (ii) administrative, service or other similar fees accruing after Closing and billed by the Sellers’ insurance carriers for such policies to the Sellers in connection with the processing of any such claims. Such payments will be made by wire transfer of immediately available funds to an account designated in writing by the Sellers for such purposes. Following the Closing, the Purchasers and the Sellers will work together, and provide such cooperation as is reasonably necessary, to conduct and settle any claim brought under any such insurance policy of the Sellers’ Group for which Purchasers are required to reimburse the Sellers pursuant to this Section 6.16(b).

6.17        Government Contracts Matters

(a)                                 For the Specified Government Contracts, each of the Sellers, the Target Companies and the Purchasers shall use their respective commercially reasonable efforts to secure written recognition of the Purchaser Contractor Entity, subject to the occurrence of the Closing, as successor-in-interest to the Seller Contractor Entity as the contractor party to such Specified Government Contracts, whether by novation pursuant to Section 42.1204 of the FAR, or such other process as may be specified by the authorized contracting officer(s) of the applicable Governmental Authority. The Sellers shall maintain the existence of the Seller Contractor Entity at least until the Purchaser Contractor Entity has been recognized in writing by the applicable Governmental Authority as successor-in-interest to the Seller Contractor Entity with respect to the Specified Government Contracts, or until such Specified Government Contracts are closed out or finally terminated, whichever is earliest. Promptly following the date of this Agreement, the Parties will deliver to the authorized Contracting Officer of the applicable Governmental Authority all documents required by FAR 42.1204(e) and (f) required to novate the Specified Government Contracts.

(b)                                 From and after the date of this Agreement, the Sellers shall prepare and file all necessary submissions arising under or relating to any Government Contract that must be filed by the Sellers, including, for avoidance of doubt, any incurred cost submissions necessary for the Target Companies to recover all costs relating to any Government Contract or Government Bid.  The Sellers shall maintain financial records in compliance with FAR Part 31 and the applicable cost accounting standards, to the extent necessary to support provision of incurred cost submissions or any audit by any Governmental Authority.

6.18        Export Authorizations and Applications of Authorization

For the Specified Export Authorizations and Applications for Authorization, each of the Sellers and the Purchasers shall use their respective commercially reasonable efforts to secure written authorization from the relevant Governmental Authorities to transfer the Specified Export Authorizations and Applications for Authorization from the Sellers to the Purchasers, subject to the occurrence of the Closing, pursuant to the appropriate regulatory procedures.  Immediately prior to the Closing, the Parties will deliver to the appropriate Governmental Authorities all documents required by the EAR, or similar regulatory authority in any applicable non-U.S. jurisdiction, to change/transfer the Specified Export Authorizations and Applications for Authorizations, subject to the occurrence of the Closing.

6.19        Exclusivity

From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article IX, the Sellers shall not, and shall cause the Target Companies and all of their respective shareholders, members, Affiliates, officers, directors, employees, investment bankers, consultants and other agents not to, directly or indirectly: (a) accept or approve any offers or proposals from, or enter into any agreement with, any Person other than the Purchasers for the sale or disposition of the Business, the Equity Interests, the Target Companies or any Divestiture Assets (whether by sale, merger or otherwise), or (b) waive any non-disclosure or confidentiality provision entered into with any Person with respect to a potential acquisition of the Business. Promptly following the Closing, (i) the Sellers shall, and shall cause the Target Companies and all of their respective shareholders, Affiliates, representatives, officers, directors, employees, investment bankers, consultants and other agents to, terminate access to the Data Room by any Person other than the Purchasers and their Affiliates and Representatives; and (ii) the Sellers shall (A) request that any such other Person and its advisors return or destroy any confidential information in accordance with the terms of any non-disclosure agreement entered into with such Person in connection with the sale of the Business and (B) use reasonable best efforts to provide a certification from each such other Person to the effect that it has complied with the foregoing.  To the extent permitted under the terms of any such non-disclosure agreement, the Purchasers and the Target Companies shall, from and after the Closing Date, be third-party beneficiaries of this provision with respect to each such non-disclosure agreement entered into by the Sellers, the Seller Parent or any of their respective Affiliates.

6.20        Notice of Certain Events

(a)                                 From the date hereof until the Closing, the Sellers shall promptly notify the Purchasers in writing of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)                              any notice or other communication from any Material Customer or Material Supplier that, if received on or prior to the date hereof, would have been required to have been disclosed pursuant to Section 4.20;

(v)                                 if any Target Company or Seller (to the extent related to the Business) enters into any Government Contract or other Contract that would constitute a Material Contract hereunder, which notice shall include the date of, the parties to and a reasonably detailed description of such Government Contract or other Contract; and

(vi)                              any Proceedings commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Target Companies or the Divestiture Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that would materially delay the Closing or materially increase the time required to consummate the transactions contemplated by this Agreement;

provided that, in each of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), absent fraud or willful breach, failure to so notify the Purchasers shall not be taken into account to determine whether the condition set forth in Section 8.02(b) has been satisfied.

(b)                                 Except as set forth in the provision Section 6.20(a), the Purchasers’ receipt of information pursuant to this Section 6.20 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

6.21        No Challenges

From and after the Closing, the Sellers shall, and shall cause each member of the Sellers’ Group not to undertake, directly or indirectly, any challenges to the environmental, zoning, or other Permits relating to the operation of the Target Companies, the Business or the Divestiture Assets.

6.22        Consents

Prior to and after the Closing, each Seller and the Purchasers will use their respective reasonable best efforts to obtain (a) any necessary waiver, consent or approval required under any Material Contract in connection with the Sellers’ Restructuring Transaction or the consummation of the transactions contemplated hereby and (b) any consent, waiver or approval required from any Governmental Authority or other Person under any Government Contract in connection with the novation, assignment or subcontracting thereof as a result of the transactions contemplated by the Sellers’ Restructuring Transactions or this Agreement.

6.23        Financial Statements

(a)                                 From the date hereof through and after, to the extent necessary, the Closing, the Sellers shall reasonably cooperate with and assist the US Purchaser and its auditors to adjust the Combined Pro-Forma Financial Statements as necessary so as to create combined financial statements that comply with United States generally accepted accounting principles and Regulation S-X under the Securities Act (GAAP Financial Statements).

(b)                                 From and after the Closing Date, the Sellers shall reasonably cooperate with the US Purchaser and its auditors, and shall use commercially reasonable efforts to take such other actions as are necessary, to enable the US Purchaser’s auditors to deliver any opinions, consents, comfort letters or other materials necessary for the US Purchaser to file the GAAP Financial Statements in a registration statement or other filing made by the US Purchaser with the United States Securities and Exchange Commission (SEC).

(c)                                  The US Purchaser shall be entitled to include the information contained in the GAAP Financial Statements in a registration statement or other filing made by the US Purchaser with the SEC if such registration statement or other filing is required in connection with the US Purchaser satisfying its reporting obligations under the Securities Act or the Securities Exchange Act of 1934, as amended.

6.24        Further Assurances

(a)                                 From time to time, as and when requested by one Party of any other Party, such other Party shall, as promptly as reasonably practicable and at the requesting Party’s expense, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby as soon as reasonably practicable.

(b)                                 Without limiting the generality of the foregoing, in the event that Purchasers or any member of the Sellers’ Group determines after the Closing that assets of any member of the Sellers’ Group constituting Acquired Assets were not transferred to the Target Companies prior to the Closing, or that Liabilities of any member of the Sellers’ Group constituting Assumed Liabilities were not assumed by a Target Company prior to the Closing, in each case, as required pursuant to the Sellers’ Restructuring Transactions, it shall notify the other Party and the Parties shall cause such Acquired Assets to be conveyed, assigned or transferred to the applicable Target Company at no additional cost to Purchasers or any Target Company, or shall cause such Assumed Liabilities to be assumed by the applicable Target Company at no cost to any member of the Sellers’ Group.  In the event that Purchasers or any member of the Sellers’ Group determines after the Closing that assets of the Purchasers or the Purchasers’ Affiliates constituting Excluded Assets were erroneously transferred to the Target Companies prior to the Closing, or that Liabilities of any member of the Sellers’ Group constituting Excluded Liabilities were erroneously assumed by a Target Company prior to the Closing, in each case, it shall notify the other Party and the Parties shall cause such Excluded Assets to be conveyed, assigned or transferred back to the applicable member of the Sellers’ Group at no additional cost to the Sellers, or shall cause such Excluded Liabilities to be assumed by the applicable member of the Sellers’ Group at no additional cost to Purchasers or any Target Company.

(c)                                  To the extent that, on or after the Closing Date, (i) any Seller or any Affiliate of a Seller receives any payment or other amount in respect of any Divestiture Asset, any asset of any Target Company or any goods sold, or services provided, by any Target Company, and (ii) such payment or amount has been included in Estimated Closing Date Cash, Closing Date Cash, Estimated Closing Date Net Working Capital or Closing Date Net Working Capital, the Sellers shall promptly, but in no event later than ten (10) days after receipt of such payment or other amount, remit such payment or other amount to the applicable Target Company or to the Purchasers.

ARTICLE VII
TAX MATTERS

7.01        Tax Indemnity

(a)                                 The Sellers shall indemnify each Purchaser Indemnitee against and hold it harmless from:  (i) any Tax imposed on a Target Company with respect to a taxable period ending on or before the Effective Closing Time; (ii) any Tax allocated as provided in Section 7.03 to the portion of a Straddle Period ending at the Effective Closing Time; (iii) any Tax imposed on any members of the Sellers’ Tax Group payable by or recoverable from any of the Target Companies; (iv) Transfer Taxes for which the Sellers are liable pursuant to Section 7.06; and (v) any Tax for which a Target Company is liable as a result of a Tax sharing or Tax allocation agreement; (vi) any Tax for which a Target Company is liable in connection with the Sellers’ Restructuring Transactions; and (vii) the use or setting off of any Purchaser’s Relief in circumstances where, but for such use or set off, a Target Company would have had a liability to make a payment of or in respect of Tax for which the Purchasers would have been able to make a claim against the Sellers under this Section 7.01.  For the purpose of Section 7.01(a)(vii), the indemnifiable amount shall be the full amount of Tax for which the Sellers would have been liable but for the use or setting off of any Purchaser’s Relief.  For purposes of this Section 7.01(a), the terms “Tax imposed on a Target Company” and “Tax for which a Target Company [is] [would have been] liable” include any Tax for which a Target Company is jointly liable with any other Person.

(b)                                 The Purchasers shall indemnify each Seller Indemnitee against and hold it harmless from any Loss with respect to: (i) Taxes (other than Transfer Taxes) imposed on the Target Companies with respect to a taxable period beginning after the Effective Closing Time; (ii) Taxes allocated as provided in Section 7.03 to the portion of a Straddle Period beginning after the Effective Closing Time; (iii) Transfer Taxes for which the Purchasers are liable pursuant to Section 7.06; and (iv) Taxes attributable to an action or omission by the Sellers or their Affiliates (or its or their respective officers, directors, employees or agents) before the Closing at the express written direction of the Purchasers.

7.02        Tax Returns

(a)                                 The Sellers shall timely file all Tax Returns with respect to any taxable period of the Target Companies that ends at or before the Effective Closing Time and timely pay all Taxes shown due on such Tax Returns.  Such Tax Returns shall be true, correct and complete; and, except to the extent required by Applicable Law, shall be prepared on a basis consistent with the similar Tax Returns for any preceding periods and shall not make, amend, revoke or terminate any election or change any Tax accounting practice or procedure without the Purchasers’ consent, which consent shall not unreasonably be withheld, delayed or conditioned. With respect to Tax Returns to be filed after the Effective Closing Time, the Sellers shall provide the Purchasers with a complete copy of each such Tax Return required to be signed by the Target Companies at least thirty (30) days (or ten (10) days in respect of Tax Returns due on a monthly basis) before the date when the Tax Return is due for Purchasers’ review and comment and the Sellers shall in good faith take into account Purchasers’ comments with respect to such Tax Returns no later than ten (10) days before their due dates (or five (5) days in respect of Tax Returns due on a monthly basis).

(b)                                 The Purchasers shall timely file all material Tax Returns with respect to any Straddle Period. The Purchasers shall provide the Sellers with a complete copy of each such Tax Return at least thirty (30) days (or ten (10) days in respect of Tax Returns due on a monthly basis) before the date when the return is due, and the Purchasers shall in good faith take into account the Sellers’ comments on such returns no later than ten (10) days before their due dates (or five (5) days in respect of Tax Returns due on a monthly basis).  The Purchasers shall notify the Sellers of any portion of the Tax owed by the Seller with respect to a Straddle Period, together with a computation showing the calculation of such amount. The Seller shall pay such amount to the Purchasers in readily available funds within three days after receipt of such notice.

(c)                                  A Party’s preparation or review of, or comment on, any Tax Return relating to a Target Company shall not affect any right to indemnification hereunder, including pursuant to Section 7.01.

7.03        Allocation of Straddle Periods

The Sellers shall be responsible for the amount of Tax with respect to any Straddle Period that is allocable to the portion of the period ending at the Effective Closing Time. For purposes of calculating the amount of Taxes allocable to the portions of any such period ending at the Effective Closing Time and beginning after the Effective Closing Time, (i) the amount of any Taxes allocable to periods ending at the Effective Closing Time will be determined based on an interim closing of the books as of the Effective Closing Time; provided, that any real property Taxes or personal property Taxes, fixed dollar franchise Taxes, any annual exemption amounts and allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation shall be allocated based on the relative number of complete days in the portion of the Straddle Period through the Effective Closing Time as compared to the number of complete days in the Straddle Period.  Any remaining Straddle Period Tax will be allocated to the position of the Straddle Period beginning after the Effective Closing Time.

7.04        Cooperation

Each Party shall cooperate, and shall cause their Affiliates (and its and their respective officers, directors, employees or agents) to cooperate, as reasonably required to prepare and to file all Tax Returns of the Target Companies for any pre-Closing period and any Straddle Period, and to deal with any Tax Contest related to such Tax Returns or periods.  The Purchasers, on the one hand, and the Sellers, on the other hand, shall each be responsible for one-half of the fees and costs associated with the preparation and filing of Tax Returns and Tax Contests for the Straddle Period. The Sellers and Purchasers shall make available to the other Party as reasonably requested information, records, and documents relating to Taxes concerning the Target Companies and shall retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other Party of any Tax Return or for any Tax Contest. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof to the extent known by Purchasers). Thereafter, the Purchasers will not dispose of any such Tax Returns or Books and Records unless it first offers in writing such Tax Returns and books and records to the Sellers and the Sellers fail to accept such offer within 60 days of it being made.

The UK Seller may by notice in writing to the Purchasers elect to mitigate or eliminate any liability under this Article VII by executing (or procuring that another member or members of the Sellers’ Group executes) an election requesting that the whole of any chargeable realization gain (as defined in section 741(2) of the UK Corporation Tax Act 2009) accruing to the UK Target Company in connection with the sale of the UK Target Company (the Part 8 Gain) is treated as arising to the UK Seller or an Affiliate of the UK Seller (a Part 8 Protective Election).

Where the UK Seller notifies the Purchasers in writing pursuant to the foregoing:

(a)                                 the Purchasers shall procure that the UK Target Company takes all such steps as the Seller may reasonably request to permit and give effect to such Part 8 Protective Election, including procuring that the UK Target Company signs such Part 8 Protective Election and files it with the relevant Tax Authority;

(b)                                 no payment or consideration shall be required to be made or given by the Purchaser Group or the UK Target Company for such Part 8 Protective Election; and

(c)                                  the UK Seller shall be absolved of liability under this Article VII to the extent of the amount of Tax relating to the relevant liability relieved by such Part 8 Protective Election.

The UK Seller may require that a Part 8 Protective Election is amended or replaced (including, without limitation, to change the company to which the Part 8 Gain is treated as arising pursuant to the Part 8 Protective Election) at its discretion and the Purchasers shall procure that the UK Target Company takes all such steps as the UK Seller may reasonably request with respect to such amendment or replacement.

No later than six months after Closing the UK Seller shall notify the Purchasers in writing of the position to be adopted by the relevant Sellers’ Group companies in respect of the UK corporate income tax treatment of the Sellers’ Restructuring Transaction (the UK Restructuring Tax Treatment).  Notwithstanding any provision of Section 7.02, the Purchasers shall procure that the UK Target Company adopt in its Tax Returns, and in any discussions with the UK Tax Authority, a position that is consistent and symmetrical with the UK Restructuring Tax Treatment, provided that the Purchasers shall not be required to procure that the UK Target Company adopt that position in its Tax Returns or in any discussions with the UK Tax Authority to the extent that that position is in contravention of Applicable Law.

7.05        Tax Contests

If any Governmental Authority makes a claim or proposes an adjustment that could give rise to a Tax Claim, the Party receiving notice of such claim or proposed adjustment shall give the other Party written notice of the claim or proposal within five (5) days of receiving such notice; provided, however, that failure to give such notice shall not affect any Party’s indemnification obligations hereunder except to the extent the indemnifying party is materially adversely affected by such failure.  The Sellers shall have the right to contest any claim or proposed adjustment by a Governmental Authority with respect to a Tax of a Target Company that would give rise to a Tax Claim against any Seller in proper proceedings at the Sellers’ expense provided the Sellers acknowledge they would have liability under Section 7.01(a) if the Governmental Authority were successful with respect to any or all of such claim or adjustment.  Furthermore, to the extent that the Sellers may have the right to recover the amount of a Tax Claim from a third party that may be liable for such claim (including Safran USA, Inc.) (a Third Party Indemnitor), such Third Party Indemnitor shall have the right to contest the claim or proposed adjustment at its own expense, pursuant to the terms of the Sellers’ agreement with such Third Party Indemnitor. The Purchasers may participate in such proceeding with the Governmental Authority at its own cost.  The Sellers shall not settle or compromise any such claim or proposed adjustment or agree to any payment, refund or credit of Tax (and shall not permit a Third Party Indemnitor to settle or compromise any such claim or proposed adjustment or agree to any payment, refund or credit of Tax) without the prior written consent of the Purchasers (which shall not be unreasonably withheld or delayed).  For the purposes of the foregoing it shall not be reasonable for the Purchasers to withhold or delay written consent if it is not reasonable for the Seller to withhold or delay written consent to permit a Third Party Indemnitor to settle or compromise any such claim or agree to any such payment, refund or credit of Tax.  If the Sellers or a Third Party Indemnitor declines to control a tax contest, then the Purchasers will have the right to control the conduct of such Tax Contest; provided, however, that the Purchasers will not resolve such Tax Contest without the Sellers’ written consent, which consent will not be unreasonably withheld, conditioned or delayed, provided that a Third Party Indemnitor’s withholding, conditioning or delaying of consent with respect to the same tax contest shall be a reasonable basis for the Sellers to withhold, condition or delay consent.  To the extent they reasonably are needed in connection with the proceedings, the Purchasers shall make officers, employees, agents, auditors and representatives of the Target Companies available to the Sellers at mutually convenient times and places.  Following the settlement or resolution of a Tax Contest in accordance with this Section 7.05 or a final assessment by a Governmental Authority that results in an indemnification obligation under Section 7.01(a) or 7.01(b), the Party required to make the indemnification payment shall promptly pay such amount to the other Party.

7.06        Transfer Taxes

The Purchasers, on the one hand, and the Sellers jointly and severally, on the other hand, shall equally be responsible for all transfer, conveyance or similar Taxes applicable to the transfer of the Equity Interests, including in respect of transfer tax stamps referred to in Section 7.06 and all stamp duty or stamp duty reserve tax (including any interest or penalties) arising as a result of the entry into or implementation of this Agreement (collectively, Transfer Taxes).  Each Party shall use reasonable best efforts to claim any available exemption from any Transfer Taxes and to cooperate with the other Parties to obtain such exemption. Notwithstanding anything herein to the contrary, the Purchasers and the Sellers shall jointly prepare and duly and timely file any Tax Returns required to be filed with respect to any Transfer Taxes, and shall jointly control any Proceeding with respect to any Transfer Tax or any Tax Return relating to a Transfer Tax.

7.07        Limitations on Indemnification of Certain Tax Matters

In respect of Tax Claims arising under Applicable Law of the United Kingdom, the Sellers shall not be liable to provide indemnification for such Tax Claim to the extent that:

(a)                                 specific accruals or reserves in respect of the Liability giving rise to the claim are shown in the Combined Pro-Forma Financial Statements and/or the Final Closing Statement or would have been shown but for assets in the Final Closing Statement against which the liability was offset in accordance with IFRS;

(b)                                 the Liability giving rise to the claim was paid or discharged at or before the Closing and such payment or discharge was reflected in the Final Closing Statement;

(c)                                  the Liability giving rise to the claim is attributable to: (i) a voluntary action or omission by the Purchasers or their Affiliates (or its or their respective officers, directors, employees or agents) after the Closing which the Purchasers or the relevant Affiliate was aware or ought reasonably to have been aware would give rise to the Liability (other than an action or omission (x) required by Applicable Law in force on the Closing Date; (y) required by this Agreement or any Ancillary Agreement; or (z) undertaken pursuant to a legally binding obligation entered into on or before Completion); (ii) an action or omission by the Sellers or their Affiliates (or its or their respective officers, directors, employees or agents) before the Closing at the express written direction of the Purchasers or any of their Affiliates (or its or their respective officers, directors, employees or agents) or as required by this Agreement or any Ancillary Agreement; or (iii) a breach by the Purchasers, their transferee or their Affiliates (or its or their respective officers, directors, employees or agents) of any obligation under this Agreement;

(d)                                 (i) relief, other than a Purchaser’s Relief, is available to the Purchasers or the Target Companies (including relief under an insurance policy) at no cost to the Purchasers or the Target Companies; or (ii) the Sellers’ Tax Group makes relief available to the Target Companies for no consideration;

(e)                                  the Liability giving rise to the claim is attributable to, or the amount of such claim is increased as a result of, any: (i) Applicable Law not in force at the date of Closing; or (ii) any change of Applicable Law (or any change in interpretation on the basis of Applicable Law) or change in the rate of taxation effective after the date of Closing;

(f)                                   the Liability giving rise to the claim is contingent only, unless and until such contingent liability gives rise to an actual obligation to make a payment;

(g)                                  a Purchaser Indemnitee has already recovered that amount in respect of such claim under this Article VII or any other provision of this Agreement or pursuant to any other agreement with any member of the Sellers’ Group, or to the extent that recovery has already been made under this Agreement in respect of the same subject matter and in the amount of the Loss claimed; or

(h)                                 the Purchasers or their Affiliates has or have obtained a corresponding saving or other net quantifiable financial benefit in connection with any matter giving rise to the claim or the payment of any Tax giving rise to the claim.

7.08        Miscellaneous

(a)                                 The sale by the US Seller of all of the Equity Interests in the US Target Company to the US Purchaser is treated for United States federal income tax purposes as a purchase and sale of all of the assets of the US Target Company as of the Effective Closing Time subject to all of the liabilities of the US Target Company as of the Effective Closing Time.  Each Party will report (and cause its Affiliates to report) consistently with the foregoing, and no Party will take (or permit its Affiliates to take) any position inconsistent therewith.

(b)                                 For all purposes, the Parties agree to treat all payments made pursuant to indemnification obligation under this Article VII as adjustments to the Finally Determined Purchase Price, to the extent permitted by Applicable Law.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the covenants and agreements of the Parties contained in this Article VII shall survive the Closing and shall remain in full force until ninety (90) days after the date of the expiration of the applicable statute of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

ARTICLE VIII
CONDITIONS PRECEDENT

8.01        Conditions to the Purchasers’ and the Sellers’ Obligations

The obligation of the Purchasers and the Sellers to consummate the Acquisition and other transactions contemplated hereby is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)                                 All authorizations, consents, clearances, decisions, orders or approvals or expirations of waiting periods by any Governmental Authority pursuant to any Required Notification shall have been obtained or occurred (the satisfaction of such requirements, being the Antitrust Conditions); provided that, with the respect to the Required Notification in Portugal, if the approval of the applicable Governmental Authority has not been obtained prior to the date that is seven (7) days following the date on which the thirty (30-) day waiting period under Applicable Law in Portugal has expired, the Purchasers shall be entitled to unilaterally waive the Required Notification in Portugal as a condition to Closing.

(b)                                 No Governmental Authority that has appropriate jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Judgment that is in effect at the Closing Date and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of such transactions where such Applicable Law or Judgement would have, or would reasonably be expected to have, a Material Adverse Effect.

(c)                                  The DOJ shall have provided written notice to Sellers or an Affiliate of the Sellers that it does not object to the transactions contemplated hereby (and shall have approved the extension under the Order and Proposed Final Judgment and filed with the United States District Court for the District of Columbia the notice of extension required by the Proposed Final Judgment such that the Purchasers are not required to close prior to July 6, 2017 (the Purchaser Targeted Closing Date)).

(d)                                 The Sellers or the Seller Parent shall have received written confirmation from the European Commission that it (i) approves the Purchasers as a suitable purchaser of the Equity Interest and (ii) approves the terms of this Agreement and all Ancillary Agreements, in each case in accordance with the Commitments.

8.02        Conditions to Obligation of the Purchasers

The obligation of the Purchasers to purchase and pay for the Equity Interests and consummate the Acquisition and other transactions contemplated hereby is subject to the satisfaction (or waiver by the Purchasers) of the following conditions:

(a)                                 (i) The Specified Representations shall be true and correct in all material respects (except the representations and warranties set forth in Section 3.04, which shall be true and correct in all respects other than to the extent of any de minimis inaccuracies) on and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), and (ii) all other representations and warranties contained in Article III and Article IV (other than the Specified Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers that may be set forth therein), individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect.

(b)                                 The covenants and agreements of the Sellers contained in this Agreement to be complied with or performed by the Sellers at or before the Closing shall have been complied with or performed in all material respects.

(c)                                  The Purchasers shall have received a certificate of the Sellers, signed by a duly authorized officer of each such Seller and dated as of the Closing Date, certifying the matters set forth in clauses (a) and (b) of this Section 8.02 (the Sellers’ Closing Certificate).

(d)                                 The US Seller (or if US Seller is a disregarded entity, the owner of the US Seller that is a United States Person and regarded for Tax purposes) shall deliver to Purchasers a duly executed and acknowledged certificate of non-foreign status pursuant to Section 1.1445-2(b)(z)(iv)(B) of the Treasury Regulations promulgated under the Code, in the form attached hereto as Annex 8.02(d) (the FIRPTA Certificate).

8.03        Conditions to Obligation of the Sellers

The obligation of the Sellers to sell the Equity Interests and consummate the Acquisition and other transactions contemplated hereby is subject to the satisfaction (or waiver by the Sellers) of the following conditions:

(a)                                 The representations and warranties contained in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) in all material respects on and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date).

(b)                                 The covenants and agreements of the Purchasers contained in this Agreement to be complied with or performed by the Purchasers at or before the Closing shall have been complied with or performed in all material respects.

(c)                                  The Sellers shall have received a certificate of the Purchasers, signed by a duly authorized officer thereof and dated as of the Closing Date, certifying the matters set forth in clauses (a) and (b) of this Section 8.03 (the Purchasers’ Closing Certificate).

ARTICLE IX
TERMINATION

9.01        Termination

(a)                                 This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)                                     by mutual written consent of the Sellers and the Purchasers;

(ii)                                  by either the Sellers or the Purchasers if the Closing shall not have occurred by August 28, 2017 (the Termination Date); provided that the Party seeking to terminate this agreement pursuant to this Section 9.01(a)(ii) is not then in breach of its obligations under this Agreement;

(iii)                               by either the Sellers or the Purchasers in the event of a Judgment of any Governmental Authority in the United States or Portugal or of the European Commission restraining, enjoining, declining to approve or otherwise prohibiting the transactions contemplated hereby;

(iv)                              by the Sellers, if a breach of any representation or warranty or covenant or agreement on the part of the Purchasers set forth in this Agreement (including the obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.03 not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that the Sellers are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied; or

(v)                                 by the Purchasers, if a breach of any representation or warranty or covenant or agreement on the part of the Sellers set forth in this Agreement (including the obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 8.02 not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that the Purchasers are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.03 not to be satisfied.

(b)                                 In the event of a termination of this Agreement pursuant to and in accordance with this Section 9.01, written notice thereof shall be given by the Party seeking termination to the other Party and the transactions contemplated hereby shall be terminated, without further action by any Party. If the transactions contemplated hereby are terminated as provided herein:

(i)                                     the Purchasers shall return all documents and other material received from the Sellers or any Target Company or any of their Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Sellers; and

(ii)                                  all confidential information received by the Purchasers or any of its Affiliates with respect to the Sellers or any Target Company or relating to the provisions of or negotiations leading to this Agreement or the other transactions contemplated hereby shall be treated in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement and any other provision hereof to the contrary.

(c)                                  If this Agreement is terminated pursuant to Section 9.01(a)(iii), the Purchasers shall not be entitled to, and the Purchasers hereby covenant they will not, seek any remedy of specific performance of any of the Sellers’ or the Seller Parent’s obligations hereunder.

9.02        Effect of Termination

(a)                                 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.01, this Agreement shall become null and void and of no further force and effect and, subject to Section 9.02(b), there shall be no further liability on the part of any Party, except that each of:

(i)                                     Section 6.03(d) relating to certain expenses;

(ii)                                  Section 6.05 relating to publicity;

(iii)                               this Section 9.02; and

(iv)                              Article I relating to Definitions and Interpretation and Article XI relating to Miscellaneous Provisions, in each case, to the extent applicable,

shall survive any termination.

(b)                                 Nothing in this Section 9.02 shall be deemed to release any Party from any liability or damages for any willful or intentional breach or fraud by such Party of the terms and provisions of this Agreement prior to the termination of this Agreement nor, except as set forth in Section 9.01(c), shall any purported termination impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement in accordance with the terms of Section 11.14. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Monitoring Trustee is independent from the Sellers and the Seller Parent and that the any action or omission by the Monitoring Trustee will not be deemed a willful or intentional act or omission by any Seller or by the Seller Parent.

ARTICLE X
INDEMNIFICATION

10.01      Survival

The representations and warranties set forth in this Agreement, as well as the related obligations to indemnify and hold harmless any Person for any breach thereof pursuant to Section 10.02, shall terminate on the date that is eighteen (18) months after the Closing Date (the Survival Date); provided, however, that (i) the Survival Date for the representations and warranties contained in Sections 4.10(a) and 4.10(b) and the first sentence of Section 4.10(c) (collectively, the Specified IP Representations) shall be the date that is twenty-four (24) months after the Closing Date, and (ii) the Survival Date for the Specified Representations shall be 90 days after the expiration of the applicable statute of limitation (including any extensions or waivers). All covenants contained in this Agreement required to be performed prior to the Closing will survive the Closing and continue in full force and effect until performed in accordance with their terms.  Notwithstanding the foregoing, any breach of any representation or warranty in respect of which indemnification may be sought under this Article X shall survive the time at which it otherwise would terminate if a notice specifying the inaccuracy or breach thereof giving rise to such right of indemnification and the supporting evidence for the alleged breach shall have been given in writing to the party against whom such indemnification may be sought prior to the Survival Date.

10.02      Indemnification

(a)                                 Subject to the provisions of this Article X, from and after Closing, the Sellers shall, jointly and severally, indemnify each Purchaser Indemnitee against and hold it harmless from any losses, liabilities, claims, expenses and damages, including reasonable legal fees and expenses (Losses) actually suffered or incurred by such Purchaser Indemnitee to the extent arising out of or resulting from: (i) the breach by the Sellers of any representation or warranty made by the Sellers in Article III or Article IV (other than in Section 4.15); (ii) the breach of any covenant or agreement by the Sellers contained in this Agreement, other than in Article VII (which are subject to the indemnification provisions of Article VII); (iii) any Liability for use of that certain 745,000 Canadian-Dollar credit note as payment for goods or services of the Business by or on behalf of the Canadian Air Transport Security Authority granted under the letter agreement, dated May 15, 2017, between the Canadian Air Transport Security Authority and Morpho Detection, LLC; provided that the Sellers’ liability pursuant to this clause (iii) shall not exceed 745,000 Canadian Dollars; (iv) any Change of Control Payment; (v) any other Excluded Liability; (vi) any (A) severance obligations payable to Transferred Employees under any guarantee of employment identified on Section 4.11(a)(xi) of the Disclosure Schedule, and (b) similar severance obligation entered into with any Transferred Employee between the date of this Agreement and the Closing (other than any obligation entered into at the direction of the Purchasers) that is payable by any Target Company to such Transferred Employee, in each case, as a result of the termination (for any reason) of such Transferred Employee’s employment at any time during the twelve (12) month period following the Closing Date; or (vii) any Seller Transaction Expense that was not included in the calculation of Closing Date Seller Transaction Expenses.

(b)                                 Subject to the provisions of this Article X, from and after Closing, the Purchasers shall, jointly and severally, indemnify each Seller Indemnitee against and hold it harmless from, any Losses actually suffered or incurred by such Seller Indemnitee to the extent arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchasers in Article V; (ii) the breach of any covenant or agreement by the Purchasers contained in this Agreement, other than in Article VII (which are subject to the indemnification provisions of Article VII) or (iii) any Assumed Liability.

(c)                                  For purposes of this Article X, the determination of (i) whether there is a breach of any representation or warranty, other than with respect to the representations and warranties contained in Section 4.07, or (ii) the amount of any Losses, shall in each case be made without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard.

10.03      Limitations on Indemnification

(a)                                 Notwithstanding anything to the contrary contained in this Agreement (other than the proviso set forth in this Section 10.03(a)):

(i)                                     the Sellers shall not be liable for any claim for indemnification pursuant to Section 10.02(a)(i) unless and until the aggregate amount of Losses which may be recovered from the Sellers thereunder equals or exceeds $377,500 (the Deductible), whereupon the Purchaser Indemnitees shall be entitled to indemnification only for Losses in excess of the Deductible;

(ii)                                  no claim for Losses under Section 10.02(a)(i) may be made (and no Losses may be recovered from the Sellers) by any Purchaser Indemnitee unless the amount of the Purchasers’ Losses in respect of any such breach exceeds $100,000 (the De minimis) resulting from any single claim or series of related claims with respect to such breach; and

(iii)                               in no event will the Sellers have any aggregate liability under this Article X in excess of the Finally Determined Purchase Price; provided that the Sellers’ maximum aggregate liability pursuant to Section 10.02(a)(i) shall not exceed an amount equal to $566,250 (the Cap), provided that (A) the limitations in clauses (i), (ii) and (iii) above shall not apply with respect to any claim for indemnification under Article VII or in respect of Losses based on a breach of a Specified Representation or on fraud on the part of the Sellers or any of their Affiliates, or their respective Representatives, and in such events, the Sellers shall be jointly and severally liable to the Purchaser Indemnitees for the full amount of their Losses (except that the aggregate liability for breaches of Specified Representations shall not exceed the Finally Determined Purchase Price); (B) the limitations in clause (i) and (ii) above shall apply with respect to any claim for indemnification for breaches of the Specified IP Representations, and notwithstanding the limitations in clause (iii) above which shall not apply with respect to any claim for indemnification for breaches of the Specified IP Representations, the Sellers’ maximum aggregate liability for breaches of

Specified IP Representations shall not exceed 50% of the amount by which (1) the aggregate amount of Losses for breaches of Specified IP Representations (which amount shall be capped at the Finally Determined Purchase Price) exceeds (2) the limit on liability under the R&W Insurance Policy, and (C) for the avoidance of doubt, as between the Purchasers, on the one hand, and the issuer of the R&W Insurance Policy, on the other hand, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article X shall affect the rights of Purchasers under the R&W Insurance Policy, which rights shall be governed solely thereby.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any liability under any provision of this Agreement for any punitive or incidental damages; provided that the foregoing shall not limit recovery in respect of a Third Party Claim, where such Third Party Claim is based on any such measure of damages.

(c)                                  It is agreed and understood that the Purchasers shall have no recourse against any Seller, Seller Parent or any member of the Sellers’ Group for any breaches of representations and warranties (other than for breaches of the Specified Representations and as otherwise provided in the proviso to Section 10.03(a)) pursuant to Section 10.02(a)(i) in excess of the Cap, and without prejudice to the Purchasers’ rights under the R&W Insurance Policy, when the amount of Losses for breaches of representations and warranties (other than for breaches of the Specified Representations and as otherwise provided in the proviso to Section 10.03(a)) reach the Cap, the right of the Purchasers to be indemnified pursuant to Section 10.02(a)(i) (other than with respect to breaches of Specified Representations and as otherwise provided in the proviso to Section 10.03(a)) shall terminate absolutely, and the Purchasers’ sole recourse pursuant to Section 10.02(a)(i) for breaches of representations and warranties (other than for breaches of the Specified Representations and as otherwise provided in the proviso to Section 10.03(a)) shall be to make a claim under the R&W Insurance Policy.

10.04                 Calculation of Losses

Notwithstanding anything to the contrary in this Agreement, a Party shall not be liable for any Loss incurred by the other Party:

(a)                                 with respect to any indemnification obligation of the Sellers, relating to any matter to the extent that: (i) accruals or reserves in respect of the Liability giving rise to (up to the amount of) the Loss are shown in the Combined Pro-Forma Financial Statements and/or the Final Closing Statement; or (ii) the matter and the amount of the Loss was taken into account in the calculation of the Finally Determined Purchase Price, whether or not any Purchaser Indemnitee shall have been compensated for such matter;

(b)                                 relating to any Liability which is contingent only, unless and until such contingent liability gives rise and results in an actual obligation to make a payment;

(c)                                  to the extent that the Liability giving rise to the Loss is attributable to (i) an action  or omission by the Purchasers or their Affiliates (or its or their respective officers, directors, employees or agents) after the Closing (other than an action or omission expressly required by (x) Applicable Law in force on the Closing Date or (y) this Agreement or any Ancillary Agreement); (ii) an action or omission by any of the Sellers or any of their Affiliates (or its or their respective officers, directors, employees or agents) before the Closing at the express written direction of a Purchaser or any of its Affiliates (or its or their respective officers, directors, employees or agents) or as required by this Agreement or any Ancillary Agreement; or (iii) a breach by the other Party, its transferee or their Affiliates (or its or their respective officers, directors, employees or agents) of any obligation under this Agreement; or

(d)                                 to the extent the Liability giving rise to the Loss is attributable to, or the amount of such Loss is increased as a result of, any: (i) Applicable Law not in force at the date of this Agreement; or (ii) any change of Applicable Law (or any change in interpretation on the basis of Applicable Law) or in applicable accounting standards, principles or interpretations.

For the avoidance of doubt, the provisions of this Section 10.04 shall not apply to claims for indemnification of Losses under Article VII.

10.05                 Third Party Claims; Notice of Direct Claims

(a)                                 In order for any Person to be entitled to any indemnification provided for under this Article X in respect of, arising out of or involving a claim made by any Person (other than a Party) against an Indemnified Party (a Third Party Claim), such Indemnified Party must notify the indemnifying Party in writing of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim (or sooner, to the extent the nature of the Third Party Claim requires a response in a shorter period of time); provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the indemnifying Party shall be entitled (at its election) to assume the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party by giving to the Indemnified Party, within twenty (20) days of receipt of a written notice of the Third Party Claim, written notice of its intention to assume the defense of such Third Party Claim. If the indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying Party; provided that the indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the engagement of such separate counsel is consented to by the indemnifying Party in writing or in the reasonable opinion of the Indemnified Party, a conflict or potential conflict exists between such Indemnified Party and the indemnifying Party that would make such separate representation advisable. If the indemnifying Party does not assume such defense, and for any period during which the indemnifying Party has not assumed such defense, the indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel employed (and reasonably acceptable to the indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all necessary cooperation in such defense or prosecution, including in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the indemnifying Party or any of its Affiliates). Notwithstanding the foregoing, the indemnifying Party will not have any right to assume the defense of a Third Party Claim where such Third Party Claim (i) seeks injunctive or equitable relief against the Indemnified Party or any of its Affiliates or (ii) involves criminal allegations.

(c)                                  If the indemnifying Party assumes the defense of a Third Party Claim, the indemnifying Party may not settle, compromise or discharge such Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, that the consent of the Indemnified Party will not be required if (i) the indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment; (ii) such settlement includes a full, complete and unconditional written release of each Indemnified Party from further Liability; (iii) except in any case where court approval is needed of such a settlement, such settlement does not include any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of any Indemnified Party or its Affiliates and (iv) such settlement does not in any manner involve any injunction or equitable relief against any Indemnified Party or its Affiliates. The Indemnified Party will not agree to any settlement of, or the entry of any judgment (other than a judgment of dismissal on the merits with prejudice and without costs) arising from, any Third Party Claim without the prior written consent of the indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d)                                 In the event an Indemnified Party has a claim against an indemnifying Party under Section 10.02 that does not involve a Third Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying Party stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, within twenty (20) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnified Party and the indemnifying Party shall, for a period of not less than twenty (20) Business Days following receipt by the indemnifying Party of the notice of such claim, negotiate in good faith to resolve the claim, and such Indemnified Party shall not commence proceedings with respect to such claim prior to the end of such period.

10.06                 Exclusivity of Remedies

Following the Closing, Article VII, this Article X and Section 11.14 (as applicable) shall provide the exclusive remedy of the Purchasers for any breach of representation or warranty, breach of covenant or other obligation under this Agreement and any other claim arising out this Agreement or the Equity Interests or the Acquisition or the other transactions contemplated hereby.  Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchasers or the Sellers, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

10.07                 Double Recovery

No Purchaser Indemnitee shall be entitled to recover any amount pursuant to any provision of this Agreement in respect of any claim to the extent that a Purchaser Indemnitee has already recovered that amount in respect of such claim under the same or any other provision of this Agreement or pursuant to any other agreement with any member of the Sellers’ Group, or to the extent that recovery has already been made under this Agreement in respect of the same subject matter and in the amount of the Loss claimed.

10.08                 Tax Matters

Indemnification for any Taxes or matters regarding Taxes shall be governed solely under Article VII. Nothing in this Article X shall limit or restrict in any manner any Party’s right to any remedy under or for breach of any provision contained in Article VII.

10.09                 No Right of Subrogation

The Purchasers shall cause their insurer under the R&W Insurance Policy to waive any rights of subrogation that such companies may have against the Sellers or any member of the Sellers’ Group. The R&W Insurance Policy shall contain coverage or an endorsement containing an express waiver of any right of subrogation by the insurance company against the Sellers and any member of the Sellers’ Group.

10.10                 Miscellaneous

For all purposes, the Parties agree to treat all payments made pursuant to any indemnification obligation under this Agreement as adjustments to the Finally Determined Purchase Price, to the extent permitted by Applicable Law.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.01                 Amendments and Waivers

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties. Each Party may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement provided that (i) any such extension or waiver by a Party will be valid only if set forth in a written document signed on behalf of the Party against whom such extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver and (iii) no failure or delay by a Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

11.02                 Assignment

This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.02 shall be null and void and of no effect.

11.03                 No Third-Party Beneficiaries

Except as provided for in Section 6.06 and Section 6.07(a), this Agreement shall be binding upon and inure solely and exclusively to the benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

11.04                 Expenses

Whether or not the Closing takes place, and except as set forth in Section 2.04(c)(v), Section 6.03(d) and Section 7.06, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

11.05                 Notices

All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing (including by facsimile) and will be deemed to have been duly given when: (a) delivered by hand to the Party to be notified; (b) sent by facsimile if sent during the normal business hours of the Party to be notified, and if not, then on the next Business Day; or (c) received by the Party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses, and facsimile numbers as a Party may designate by notice to the other parties from time to time).  Any notice or other communication to be given by the Purchasers may be given by the US Purchaser acting alone.  All such notices and other communications shall be sent:

(i)                                     if to the US Purchaser or the UK Purchaser, to:

OSI Systems, Inc.
12525 Chadron Avenue
Hawthorne, CA  90250
Attention: Victor Sze, General Counsel
Facsimile: (310)-978-3898
E-mail:  email: vsze@osi-systems.com;

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard, Suite 2200

Los Angeles, CA 90067

Attention:  Allan B. Duboff, Esq.

Facsimile: (310)-919-3965;

(ii)                                  if to the Sellers to:

Smiths Detection, LLC
Smiths Detection United Kingdom Limited
Smiths Detection (Australia) Pty Ltd
c/o Smiths Detection Group Limited
1 Sheldon Square
Paddington, London, United Kingdom W2 6TT
Attention: General Counsel
Facsimile: +44 (0)20 7004 1644;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention: Mitchell Presser, Esq.
Facsimile: (646) 465-7450

11.06                 Counterpart Execution and Facsimile Delivery

This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

11.07                 Seller Parent Guarantee

(a)                                 To induce the Purchasers to enter into this Agreement, the Seller Parent hereby agrees to cause each Seller to perform all of its obligations hereunder and under the Ancillary Agreements and hereby further absolutely, unconditionally and irrevocably guarantees to

Purchasers the due and punctual payment by, and performance and discharge of, all of the obligations of each Seller pursuant to this Agreement and the Ancillary Agreements (collectively, the Guaranteed Seller Obligations). The liability of Seller Parent as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or any other agreement or certificate contemplated hereby) or any forbearance, neglect or delay in seeking performance of the payment obligations hereby imposed or any granting of time for such payment. Seller Parent hereby waives all defenses otherwise available to a guarantor or surety other than fraud, payment or performance in full, and accord and satisfaction pursuant to a mutually executed instrument.

(b)                                 This guarantee is to be a continuing guarantee of the Purchasers for the Guaranteed Seller Obligations that may be owed by a Seller. This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time a Seller fails to perform or pay any of the Guaranteed Seller Obligations.

11.08                 US Purchaser

The US Purchaser shall be jointly and severally liable with the UK Purchaser for each obligation of the Purchasers hereunder, and the US Purchaser will cause the UK Purchaser to perform each of its obligations hereunder when due in accordance with the terms of this Agreement.

11.09                 Entire Agreement

This Agreement (including the Disclosure Schedule and any schedule and Annex hereto or thereto), the Confidentiality Agreement, the Ancillary Agreements and the Side Letter (and any schedules or annexes thereto), contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (whether oral or written) relating to such subject matter.  None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

11.10                 Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

11.11                 Governing Law

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of New York.

11.12                 Consent to Jurisdiction

Each Party irrevocably submits to the exclusive personal jurisdiction of the New York Courts for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York located in the borough of Manhattan or, if such Proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 11.05, shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.12. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby in the New York Courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any New York Court has been brought in an inconvenient forum.

11.13                 Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14                 Specific Performance

The Parties agree that: (a) irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof; (b) there would be no adequate remedy at law or in damages to compensate for such performance failure; and (c) the Parties shall be entitled (without the requirement to post a bond) to an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof, in the New York Courts, in addition to any other remedy to which they are entitled by Applicable Law or in equity; provided that, notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 9.01(a)(iii), the Purchasers will not be entitled to an injunction or injunctions to enforce specifically this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Sellers, the Seller Parent and the Purchasers have duly executed this Agreement as of the date first written above.

SMITHS DETECTION, LLC

By:	/s/ James Caswell
Name: James Caswell
Title: M&A Director (Authorised Signatory)

SMITHS DETECTION UNITED KINGDOM LIMITED

By:	/s/ James Caswell
Name: James Caswell
Title: M&A Director (Authorised Signatory)

SMITHS DETECTION (AUSTRALIA) PTY LTD

By:	/s/ James Down
Name: James Down
Title: Senior Counsel, Head of M&A Legal (Authorised Signatory)

SMITHS DETECTION GROUP LIMITED

By:	/s/ James Down
Name: James Down
Title: Senior Counsel, Head of M&A Legal (Authorised Signatory)

OSI (HOLDINGS) COMPANY LIMITED

By:	/s/ Mark Loman
Name: Mark Loman
Title: Vice President and Corporate Controller

OSI SYSTEMS, INC.

By:	/s/ Deepak Chopra
Name: Deepak Chopra
Title: Chairman, Chief Executive Officer and President